Form 10KSB, Exhibit 13
period 1996-06-30
ILLINOIS COMMUNITY BANCORP INC
filed 1996-10-15
CIK 1011941

                        ILLINOIS COMMUNITY BANCORP, INC.



                                      1996

                                 ANNUAL REPORT

Dear Stockholder:

It is with great pleasure that we present Illinois Community Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 1996. It has been an extremely busy year as management, the directors of your Corporation, and its Bank subsidiary adjusted to life as a public company, highlighted by the completion of the Holding Company Reorganization in September 1996.

The completion of our initial public offering in September 1995 paved the way for successful earnings performance in the current fiscal year. Net earnings for fiscal year 1996 totaled $178,000, or $0.38 per share on pro-forma basis, representing an increase of $117,000 over our fiscal 1995 earnings of $61,000. The enhanced earnings were primarily attributable to a $367,000, or 38.11%, increase in Net Interest Income. On June 30, 1996, Stockholders' Equity represented 15.73% of Total Assets.

The overwhelming local public response to our initial stock offering has presented a challenge to your Board and Senior Management. Specifically, optimal deployment of capital has become one of our primary area's of strategic focus. Toward this end, we undertook several significant initiatives during fiscal year 1996.

First, we made every attempt to internally leverage the capital base through growth in our loan portfolio with strong, safe and profitable loans. Loans receivable increased during the year by $14.2 million, or 65.11%. The increase in loans, representing the highest level of growth in our history, was accomplished through expansion of our loan product line, added management expertise in our lending staff, and aggressive direct marketing efforts in our primary banking area. Concurrently, our overall marketing efforts resulted in an increase of $3.8 million in new deposit accounts, or a 11.78% increase over fiscal year end 1995.

Second, we remain committed to the local community bank concept and have made a firm commitment to further establishing our presence and enhancing our visibility in the community, and significantly improving the level of service to our present and future customers. In April 1996, we broke ground on our new Mid-America Banking Facility. Construction is progressing with completion and full operation scheduled for December of 1996. The new 10,000 square foot facility will provide customers a full range of banking services including loans, drive-up banking and driveup ATM services. In June 1996, we completed an upgrade to our internal data processing system. The improvements will provide our customers better quality account information, as well as providing a higher level of detailed information for management, and increased efficiency of bank personnel.

In conclusion, the Directors, Officers and Staff wish to thank all of you for your support of Illinois Community Bancorp over its first year of operations as a public company. We will continue to adapt to change in our industry, continue to promote employee involvement in the community, look forward to fiscal 1997 with cautious optimism, and remain ever-committed to maximizing the value of your investment in our Corporation.

Respectfully,

ILLINOIS COMMUNITY BANCORP, INC.



Douglas A. Pike                              Gerald E. Ludwig
President                                    Chairman of the Board

                                 GENERAL

Illinois Community Bancorp, Inc.

          Illinois Community Bancorp, Inc. (the "Company"), an Illinois corporation, was organized by Illinois Guarantee Savings Bank, FSB ("Illinois Guarantee" or the "Bank") to be a savings institution holding company. The Company was organized at the direction of the Bank in June 1996 to acquire all of the capital stock of the Bank upon the consummation of the reorganization of the Bank into the holding company form of ownership, (the "Reorganization") which was completed on September 27, 1996, and the Company's Common Stock became registered under the Securities Exchange Act of 1934, also on September 27, 1996. The Company has no significant assets other than capital stock of the Bank and $100,000 retained by the Company following the Reorganization. The Company is a unitary savings and loan holding company subject to regulation by the OTS. The Company's principal business is the business of the Bank and its subsidiary. For that reason, and because the Reorganization was completed subsequent to the end of the 1996 fiscal year, substantially all of the discussion in this Annual Report relates to the operations of the Bank and its subsidiary.

Illinois Guarantee Savings Bank, FSB

          Illinois Guarantee is a federally chartered stock savings bank with its sole office in Effingham, Illinois. Illinois Guarantee was founded on April 7, 1893 as an Illinois state-chartered savings and loan association, and its deposits have been federally insured since 1959. Illinois Guarantee has been a member of the Federal Home Loan Bank ("FHLB") of Chicago since 1949. In February 1990, Illinois Guarantee converted from a state-chartered savings and loan association to a federally chartered savings bank under its current name. The Bank completed its conversion from a federally chartered mutual savings bank to a federally chartered capital stock savings bank (the "Conversion") on September 28, 1995 (the "Conversion Date") through the sale and issuance of 502,550 shares of Bank common stock at a price of $10.00 per share for gross proceeds of $5,025,500 and proceeds, net of conversion expenses, of $4,563,000.

          Illinois Guarantee's office is located at 210 E. Fayette Avenue, Effingham, Illinois 62401-3613, and its telephone number is (217) 347-7127. Illinois Guarantee considers its primary market area to be its home county of Effingham. Illinois Guarantee serves its market area through its sole office in Effingham, Illinois. The Bank is in the process of opening a branch office in Effingham. See "New Business Strategies" below.

          The business of Illinois Guarantee primarily consists of attracting savings deposits from the general public and investing such deposits in loans secured by single-family residential real estate, investment securities, including U.S. Government and Agency securities, interest-earning deposits, mortgage-backed securities and local municipal securities. Illinois Guarantee also makes multi-family and commercial real estate loans, and consumer loans, including automobile loans and savings account loans. Illinois Guarantee emphasizes the origination of residential real estate mortgage loans with adjustable interest rates and fixed-rate loans with shorter terms (15 years or less) and makes other investments which are responsive to changes in interest rates, and which allow Illinois Guarantee to more closely match the interest rates and maturities of its assets and liabilities.

          As a federally chartered savings institution, Illinois Guarantee is subject to regulation and supervision by the OTS and the Federal Deposit Insurance Corporation ("FDIC"), and to OTS regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The OTS periodically examines the Bank for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations of the Bank because its deposits are insured by the SAIF. The Bank must file reports with OTS describing its activities and financial condition. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors.

New Business Strategies

          Since new management joined the Bank in mid 1995, the Bank has adopted various new business strategies intended to increase its presence in its primary market area of Effingham County, Illinois ("Primary Market Area"), thereby increasing its lending activities and sources of income. These steps include
(i) hiring experienced banking personnel including a new chief credit officer (now President Douglas Pike, who continues to engage in the Bank's lending activities), a chief administrative officer and various other employees to support the Bank's expanded operations; (ii) instituting a marketing program to contact local realtors, builders, auto dealers and others in order to increase the origination of one-to-four-family residential loans, construction loans and permanent loans secured by multi-family and commercial real estate, and consumer loans, including direct and indirect automobile loans, through arrangements with local auto dealers; (iii) planning the opening of a new branch office (expected to open in the fourth quarter of 1996) in the northern section of its Primary Market Area, an area of Effingham, Illinois which is experiencing growth in commercial and retail activities, and is in close proximity to expanding residential areas; (iv) installing automated teller machines ("ATMs") at its main office and the new branch office, as well as other possible "stand alone" locations; and (v) offering new products to its customers and potential customers, including a credit and debit card program. The Company plans to form two corporate subsidiaries to conduct leasing activities and financial services.

                               MARKET INFORMATION

          At the present time, the Company's common stock is listed and traded over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau. The high and low bid information for the Company's common stock for the fiscal quarters since the Bank's initial public offering was completed on September 28, 1995 is as follows:


                                                     Bid Price(1)
                                                    --------------
            For the Quarter Ended                   High       Low
            ---------------------                   ----       ---
            December 31, 1995                       $11.75  $10.00
            March 31, 1996                           11.50   11.50
            June 30, 1996                            11.50   12.50
            September 30, 1996 (through 9/25/96)     12.00   11.50

--------------------
(1) Based on bids received by Trident Securities, Inc. The quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions. Represents trading in the Bank's common stock, as became the Company's common stock was not outstanding until September 27, 1996.


     There is currently no active market for the Company's common stock and it is not expected that an active market for the Company's common stock will develop. There were approximately 145 stockholders of record at September 25, 1996. Through June 30, 1996, the Bank had declared and paid one cash dividend of $0.15 per share, during the quarter ended June 30, 1996.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.



Financial Condition Data:
                                                      At June 30,
                                    --------------------------------------------
                                      1996     1995     1994     1993     1992
                                     ------   ------   ------   ------   ------
                                                 (Dollars in thousands)
Total amount of:
 Assets............................  $46,421  $36,393  $35,195  $35,481  $37,340
 Loans receivable, net.............   36,069   21,846   21,251   20,185   22,468
 Cash and investment securities (1)    6,814   11,319   10,683   10,994   10,155
 Mortgage-backed securities (2)....    1,773    2,326    2,696    3,741    4,069
 Deposit and demand accounts.......   36,548   32,703   31,787   32,757   34,667
 Advances - FHLB...................    1,608        0        0        0        0
 Other borrowings..................      356        0        0        0        0
 Stockholders equity (3)...........    7,302    2,959    3,049    2,874    2,458
--------------------------------------------------------------------------------
Number of:
 Real estate loans.................      758      722      768      726      795
 Deposit and demand accounts.......    5,847    4,564    4,485    3,992    4,306
 Offices open......................        1        1        1        1        1

-------------

(1) Includes available for sale securities (at estimated market values) of $6,108,000 and $2,004,000 at June 30, 1996 and 1995.
(2) Includes available for sale mortgage-backed securities (at estimated market values) of $1,773,000 at June 30, 1996.
(3) Includes unrealized gains on securities held as available for sale of $142,000 and $121,000 at June 30, 1996 and 1995.


Summary of Operations
                                                   Year Ended June 30,
                                   -------------------------------------------------
                                       1996      1995      1994      1993      1992
                                    -------   -------   -------   -------   -------
                                                 (Dollars in thousands)
Interest income...................  $ 3,017   $ 2,379   $ 2,177   $ 2,477   $ 2,994
Interest expense..................   (1,687)   (1,416)   (1,263)   (1,575)   (2,149)
                                    -------   -------   -------   -------   -------
Net interest income...............  $ 1,330   $   963   $   914   $   902   $   845
Provision for loan losses.........      (81)      (50)       --        --       (31)
                                    -------   -------   -------   -------   -------
Net interest income after
 provision for loan losses........    1,249       913       914       902       814
Non-interest income...............       59        38       119        54        81
Non-interest expense..............   (1,019)     (883)     (550)     (591)     (573)
                                    -------   -------   -------   -------   -------
Income before provision for
 income tax.......................      289        68       483       365       322
Provision for income tax..........      111        (7)     (168)     (116)     (103)
                                    -------   -------   -------   -------   -------
Net income before effects of
 change in accounting principle...      178        61       315       249       219
Cumulative effect of change in
 accounting principle.............       --        --         4        --        --
                                    -------   -------   -------   -------   -------
Net income........................  $   178   $    61   $   319   $   249   $   219
                                    =======   =======   =======   =======   =======

Key Ratios

                                             At or for the Year Ended June 30,
                                            ----------------------------------
                                             1996          1995          1994
                                            ------        ------        ------
Performance Ratios:
 Return on assets (net income
  divided by average
  total assets)...................            .43%          0.17%        0.91%
 Return on equity (net income
  divided by
  average equity).................           2.81%          2.07%       12.09%
 Net yield on interest-earning
  assets
  (net income as a percentage of
   average
  interest-earning assets)........           0.45%          0.18%        2.67%
 Interest rate spread (combined
  weighted average
  interest rate earned less
   combined weighted
  average interest rate cost).....           2.65%          2.40%        2.39%
 Non-interest expense to average
  total assets....................           2.45%          2.49%        1.56%
 Average daily liquidity ratio....          17.99%         24.73%       23.53%

Asset quality ratios:
 Nonperforming assets to total
  assets at end of period.........           0.86%          0.29%        0.36%
 Allowance for loan losses to
  non-performing loans............          64.67%        265.15%      158.23%
 Allowance for loan losses to
  total loans
  receivable, net.................           0.63%          0.79%        0.58%

Capital ratios:
 Retained earnings to total
  assets at end of period.........          15.73%          8.13%        8.17%
 Equity-to-Assets Ratio (average
  equity divided
   by average total assets).......          15.21%          8.38%        7.51%
 Average interest-earning assets
  to average
   interest-bearing liabilities...         116.64%        108.71%      106.41%

Per Share Data:

 Net income (1)...................        $  0.30             --           --
 Pro forma net income (2).........           0.38             --           --
 Book value (3)...................          14.53             --           --

-------------

(1) Net income is calculated using the period from October 1, 1995 through June 30, 1996. The Bank converted to a stock savings bank on September 28, 1995 and the earnings from the date of conversion to September 30, 1995 were considered insignificant on the per share calculation.
(2) Pro forma amount does not reflect pro forma effects of the stock conversion on September 28, 1995 since the beginning of the year.
(3) Book value includes the liquidation account of the mutual share holders as of the date of conversion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Effingham, Illinois and surrounding areas. To a lesser extent, the Bank invests in interest-bearing deposits, U.S. Government and federal agency securities, mortgage-backed securities and local municipal securities. Illinois Guarantee also originates multi-family and commercial real estate loans, as well as automobile loans, home improvement loans and other consumer loans. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

     The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of late charges and other loan fees. Noninterest expense consists of salaries and benefits, occupancy related expenses, deposit insurance premiums paid to the SAIF and other operating expenses.

     The operations of the Bank, and savings institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

Asset/Liability Management

     The principal operating objective of the Bank is the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets have substantially longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upwards. Savings institutions have generally sought to reduce their exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which their interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and loans with shorter terms.

     The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. Thrift institutions have historically operated in a mismatched position with interest-sensitive liabilities greatly exceeding interest-sensitive assets in the short-term time periods. As noted above, one of the principal goals of the Bank's asset/liability program is to more closely match the interest rate sensitivity characteristics of the asset and liability portfolios.

     In order to properly manage interest rate risk, the Bank's management monitors the difference between the Bank's maturing and repricing assets and liabilities and develops and implements strategies to decrease the "negative gap" between the two. Management assesses the Bank's asset/liability mix, recommends strategies to the Board of Directors that will enhance income while managing the Bank's vulnerability to changes in interest rates, and reports to the Board of Directors the results of the strategies used.

     Since the early 1980's, the Bank has stressed the origination of adjustable rate mortgage loans. At June 30, 1996, $11.8 million, or 51.30%, of the Bank's total loans secured by real estate were adjustable rate mortgages. In addition, the Bank had $392,000 in adjustable rate mortgage-backed securities at June 30, 1996.

     In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of short and intermediate-term investment securities and other assets. At June 30, 1996, the Bank had $2.7 million of investment securities and interest-bearing deposits maturing within one year and $0.6 million of investment securities maturing within one to five years. At June 30, 1996, the Bank also had $2.7 million in investment securities maturing after ten years, of which $1.5 million represented the Bank's investment in an asset management adjustable rate fund, which is an uninsured mutual fund, which thereby carries greater risk than government insured investment securities.

     In the future, in managing its interest rate sensitivity, the Bank intends to continue to stress the origination of adjustable-rate mortgages and loans with shorter maturities, the purchase of adjustable rate mortgage-backed securities and the maintenance of a consistent level of short-term securities. In addition, the Bank may increase its origination of fixed-rate mortgage loans, and then sell such loans in the secondary mortgage market to FHLMC.

Interest Rate Sensitivity Analysis

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1996 which are expected to mature or reprice in each of the time periods shown/(1)/.

                                        Over One
                                         Through   Over Five   Over
                             One Year     Five      Through     Ten
                              or Less     Years    Ten Years   Years    Total
                             ---------  ---------  ---------  -------  --------
                                               (In thousands)
Interest-earning assets:
 Mortgage loans, gross.....   $15,782    $10,556   $  2,407   $1,963   $30,738
 Consumer and other loans,
  gross....................       587      5,004         --       --     5,591
 Investment securities
  (2)(3)...................     5,217        578         17      525     6,337
 Mortgage-backed securities       328        798        483      157     1,766
                              -------    -------   --------   ------   -------
  Total....................    21,914     16,936      2,937    2,645    44,432

Interest-bearing
 liabilities:
 Deposits (1)..............    21,426     14,249         --       --    35,675
 Borrowings................     1,648        161        155        0     1,964
                              -------    -------   --------   ------   -------
  Total....................    23,074     14,410        155        0    37,639

Interest sensitivity gap...   $(1,160)   $ 2,526   $  2,782   $2,645   $ 6,793
                              =======    =======   ========   ======   =======
Cumulative interest
 sensitivity gap...........   $(1,160)   $ 1,366   $  4,148   $6,793   $ 6,793
                              =======    =======   ========   ======   =======
Ratio of interest-earning
 assets
 to interest-bearing
  liabilities..............     94.97%    117.53%   1894.84%      --%   118.05%
                              =======    =======   ========   ======   =======
Ratio of cumulative gap to
 total assets..............    (2.50)%      2.94%      8.94%   14.63%    14.52%
                              =======    =======   ========   ======   =======

____________________
   (1) In calculating this table, the Bank has used the assumptions which follow: be 20% per year and money market deposit accounts decay at a rate of 50% for the first year and 25% per next two years; and (ii) prepayment assumptions are as follows: mortgage loans -- 10.0% per year; consumer and other loans -- 5.0% per year; mortgage-backed securities -- 7.5% per year.
   (2) Investment securities are at amortized cost.
   (3) Investment securities include interest-bearing deposits and time deposits. Call dates on various securities have not been considered.

   Management believes the current one-year gap of (2.50)% presents a slight risk to the net interest income margin should an increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured balance of rates spread by term to maturity and does not anticipate a change in such objectives over the next year.

     The preceding table was prepared utilizing certain assumptions regarding prepayment and decay rates which management of the Bank believes reflect Illinois Guarantee's actual experience. While management does not believe that these assumptions will be materially different from Illinois Guarantee's actual experience, the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

   Certain shortcomings are inherent in the method of analysis presented in the table above. Although certain assets and liabilities may have similar maturity or periods of repricing they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rate.

Average Balances, Interest and Average Yields

   The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented. Interest earned on loan portfolios is net of reserves for uncollected interest.

                                                                  Year Ended June 30,
                                               ---------------------------------------------------------
                                                           1996                         1995
                                               ----------------------------  ---------------------------
                                                                   Average                      Average
                                                                    Yield/                       Yield/
                                               Balance   Interest    Cost    Balance  Interest    Cost
                                               --------  --------  --------  -------  --------  --------
                                                                 (Dollars in thousands)
Interest-earning assets:
  Loan receivable, net.......................  $28,603     $2,314     8.09%  $21,273    $1,581     7.43%
  Investment securities......................    8,936        548     6.13    10,659       615     5.77
  Mortgage-backed securities.................    2,046        155     7.58     2,524       183     7.25
                                               -------     ------   ------   -------  --------  -------
    Total interest-earning assets............   39,585      3,017     7.62    34,456     2,379     6.89
                                                           ------   ------            --------
Non-interest-earning assets..................    2,018                         1,024
                                               -------                       -------
     Total assets............................  $41,603                       $35,480
                                               =======                       =======

Interest-bearing liabilities:
  Deposits...................................  $33,444     $1,652     4.93   $31,695    $1,416     4.49
  Advances FHLB..............................      205         12     5.83        --        --
  Other......................................      288         23     7.99        --        --
                                               -------     ------   ------
    Total interest-bearing liabilities.......   33,937      1,687     4.97    31,695     1,416     4.49
                                                           ------   ------   -------  --------  -------
Non-interest-bearing liabilities.............    1,337                           830
                                               -------                       -------
    Total liabilities........................   35,274                        32,525
    Common stock.............................      387                            --
    Paid-in capital..........................    3,124                            --
    Retained earnings........................    2,949                         2,859
    Valuation reserves.......................      157                            96
    ESOP plan shares.........................     (288)                           --
                                               -------                       -------
      Total liabilities and retained
        earnings.............................  $41,603                       $35,480
                                               =======                       =======
Net interest income..........................              $1,330                       $  914
                                                           ======                     ========
Interest rate spread.........................                         2.65%                        2.40%
                                                                    ======                      =======
Net yield on interest-earning assets.........                         3.36%                        2.79%
                                                                    ======                      =======
Ratio of average interest-earning assets to
  average interest-bearing liabilities.......                       116.64%                      108.71%
                                                                    ======                      =======

Rate/Volume Analysis

  The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume), and (iii) total change. Changes in rate-volume (changes in rate multiplied by changes in volume) are allocated proportionately between changes in rate and changes in volume.


                                                     Year Ended June 30,
                                               -------------------------------
                                                 1996         vs.       1995
                                               -------------------------------
                                                     Increase (Decrease)
                                                           Due to
                                               -------------------------------
                                                        Rate/
                                               Volume   Rate   Volume   Total
                                               -------  -----  -------  ------
                                                       (In thousands)
    Interest Income:
      Loan portfolio, net....................   $ 545   $ 140    $ 48   $ 733
      Mortgage-backed securities.............     (99)     38      (6)    (67)
      Investment securities..................     (34)      8      (2)    (28)
                                                -----    ----    ----   -----
        Total interest-earning assets........     412     186      40     638
                                                -----    ----    ----   -----

    Interest expense:
      Deposits...............................      79     139      18     236
         Advances - FHLB.....................      12       0       0      12
         Other...............................      23       0       0      23
         Total interest-bearing liabilities..     114     139      18     271
                                                -----    ----     ---   -----
    Change in net interest income............   $ 298    $ 47    $ 22   $ 367
                                                =====    ====    ====   =====


Comparison of Financial Condition at June 30, 1996 and 1995

  The Bank experienced growth during fiscal year 1996, as the Bank's assets increased by $10.0 million, or a 27.55%, from $36.4 million at June 30, 1995 to $46.4 million at June 30, 1996. This growth can be attributed to the proceeds from the conversion of $4.6 million and the implementation of new business strategies. The Bank expects growth over the next one to three years of approximately 10% per year. This growth rate could be significantly influenced by the new branch facility which is scheduled to be completed in December of 1996.

  Loans receivable increased by $14.3 million, or 65.11%, during fiscal year 1996, from $21.8 million at June 30, 1995 to $36.1 million at June 30, 1996.
The significant increases in the Bank's loan portfolio were $6.0 million increase in one to four family residential loans, $2.6 million increase in commercial real estate loans, $1.3 million increase in residential mortgage loans, $1.0 million in commercial loans, and a $2.4 million in automobile loans. The increase in these lending activities was part of the Bank's new business strategies. The Bank has hired an additional consumer loan officer and a senior vice president/chief credit officer in conjunction with the loan growth. The Bank is anticipating a decrease in the rate of growth during the next year.

  Cash and investment securities decreased by $4.5 million, or 47.32%, during fiscal year 1996 from $11.3 million at June 30, 1995 to $6.8 million at June 30, 1996. The decrease was due to the increased loan demand during 1996. The Bank started borrowing from the FHLB in April of 1996 and continued for the through the end of the year to maintain adequate liquidity.

  Mortgaged-backed securities decreased by $550,000, or 23.78%, during fiscal year 1996 from $2.3 million at June 30, 195 to $1.8 million at June 30, 1996. The decrease was the result of the maturing of a balloon mortgage-backed security and the paydown on principal. Management does not intend to purchase any additional mortgage-backed securities.

  Premise and equipment has increased by $947,000, or 300.63%, during fiscal year 1996 from $315,000 at June 30, 1995 to $1.3 million at June 30, 1996.
During the fiscal year 1996, the Bank spent approximately $155,000 to upgrade their existing facility, equipment, and install an ATM. In addition, the Bank purchased new computer equipment and data processing software in the amount of $103,000. The Bank has incurred $744,000 of a $1.4 million contract on their branch location. The Bank anticipates no substantial purchases during 1997 other than the completion of the branch location.

  The Banks deposits have grown $3.8 million, or 11.76%, during the last fiscal year from $32.7 million to $36.5 million for the fiscal years ended June 30, 1995 and 1996, respectively. This deposit growth is attributed to new deposits and an increase in existing customer deposits. The Bank attributes this growth to the increased community awareness of the Bank from the stock conversion and increase lending activity. The Bank is anticipating a ten to fifteen percent increase in deposits in the next year due to the community awareness and opening of the new branch facility, however, there can be no assurance that such deposit growth will be achieved. This growth will assist in providing liquidity for the Bank's lending activities.

Comparison of Operating Results for the Years Ended June 30, 1996 and 1995

  Net Income. The Bank's net income for year ended June 30, 1996 was $178,000 compared to $61,000 for the year ended June 30, 1995. The increase was primarily due to an increase in net interest income of $367,000 and non-interest income of $21,000 which was offset by an increase in the provision for loan losses of $31,000, non-interest expense of $136,000 and provision for income taxes of $117,000.

  Net Interest Income. Net interest income for the year ended June 30, 1996 was $1.3 million compared to $1.0 million for the year ended June 30, 1995. This increase in net interest income was due to the increase in the ratio of interest-earning assets to interest-bearing liabilities from 108.71% for the year ended June 30, 1995 to 116.64% for the year ended June 30, 1996. The improvement in the ratio was mainly from the investment of the proceeds from the Conversion on September 28, 1995 and the investment of these funds into interest-earning assets. With the improvement of this ratio, the interest rate spread increased from 2.40% for the year ended June 30, 1995 to 2.65% for the year ended June 30, 1996. The increase in the interest rate spread was a combination of a significant increase in both dollar amount and interest rates for interest-earning assets when compared to interest-bearing liabilities.

  Interest Income. Interest income increased by $638,000, or 26.82%, from $2.4 million for the year ended June 30, 1995 to $3.0 million for the year ended June 30, 1996. This increase was the result of the $5.1 million, or 14.89%, increase in average balance of interest-earning assets from $34.5 million in 1995 to $39.6 million in 1996. In addition, average yield on interest-earning assets increased by 0.73% from 6.89% for the year ended June 30, 1995 to 7.62% for the year ended June 30, 1996. This increase was attributed to an increase of 10.52% in the ratio of average loans receivable to average total earning assets, from 61.74% in fiscal 1995 to 72.26% in fiscal 1996. The Bank attributes this improvement to increased market awareness and implementation of new lending strategies.

  Interest Expense. Interest expense increased $271,000, or 19.14%, from $1.4 million for the year ended June 30, 1995 to $1.7 million for the year ended June 30, 1996. This increase was attributed to an increase in the average cost of deposits from 4.49% for 1995 to 4.93% for 1996 and an increase in average balance of deposits outstanding from $31.7 million for 1995 to $33.4 million for 1996. The Bank had no significant shift in the deposit mix for 1996. In addition, the growth in deposits was not sufficient to fund the loan originations during 1996. In April of 1996, the Bank requested advances, for the first time in recent years, from the FHLB. FHLB advances amounted to $1.6 million at June 30, 1996 with an average cost of advances of 5.83% with interest expense for the year of $12,000. As part of the Conversion, the Bank borrowed money from a local bank to purchase the shares for the ESOP. The ESOP loan, other borrowed money, amounted to $356,000 as of June 30, 1996 with an average interest rate of 8.0% with interest expense for the year of $23,000.

  Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio composition, prior loan experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. During the years ended June 30, 1996 and 1995, the Bank's provision for loan losses was $81,000 and $50,000, respectively.
This increase was due to an increase in the loan portfolio.

  At June 30, 1996, the Bank's allowance for loan losses was $227,000. The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. General loan loss allowances are added back to capital to the extent permitted in computing risk-based capital. At June 30, 1996, approximately $227,000 of the general allowance was eligible to be counted as risk-based capital. Both general and specific loss allowances are charged to expense. The consolidated financial statements of the Bank are prepared in accordance with GAAP and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP, however, future reserves may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination. Additional loan loss provisions may be necessary, as lending activities increase.

  Noninterest income. Noninterest income increased $21,000, or 55.26%, from $38,000 for the year ended June 30, 1995 to $59,000 for the year ended June 30, 1996. The increase in noninterest income was due to an $11,000 gain on the sale of the Palestine, Illinois branch facility which was closed in 1991 and an increase in fees charged on loans and deposit accounts which increased $16,000 from year ended June 30, 1995 to June 30, 1996. The increased fee income can be attributed to an increase in loan and deposit accounts during fiscal 1996.

  Noninterest Expense. Noninterest expense increased by $136,000, or 15.40%, from $883,000 for the year ended June 30, 1995 to $1.0 million for the year ended June 30, 1996. The increase can be attributed to increases in occupancy and equipment expense, data processing expense, professional expense, and other operating expenses. The increase in occupancy expense was primarily due to increased depreciation expense and additional maintenance contracts on equipment purchased in the last year. Data processing expense increased due to the purchase of additional software applications and a general increase in loans and deposits during 1996. Professional expense increased due to training and reporting requirements of a publicly held bank. Other operating expenses increased primarily due to additional expenditures required for a publicly held bank, replacement of office supplies and purchases of larger quantities since the Conversion, and business development expenses associated with new business strategies and increased exposure in our market area. These increases were partially offset by the decrease in compensation and employee benefits. The Bank hired additional employees, incurred ESOP expense, and general salaries increased during the current year. These costs of additional employees were less than the severance agreement recorded in 1995 for the prior Chief Executive Officer.

  Nonperforming Assets. At June 30, 1996, the Bank had $400,000 in nonperforming assets, compared with $144,000 in nonperforming assets at June 30, 1995. As of both dates, the Bank had $49,000 of real estate held for sale which consisted of unimproved building lots. The significant increase in nonperforming assets consisted of residential real estate loans which were 90 days or more past due and still accruing. With the increase in lending during the current year, the Bank hired an additional senior vice president and chief credit officer to provide increased effort in the area of delinquent loans and additional staff for loan originations.

Liquidity and Capital Resources

  The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. The Bank has met, and believes it will continue to meet its liquidity needs for the 1996 and 1997 fiscal years.

  The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's average regulatory liquidity ratio at June 30, 1996 was 14.38%.

  A portion of the Bank's liquidity consists of cash and cash equivalents, which include investments in highly liquid deposits with original maturities of 3 years or less. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At June 30, 1996, cash and cash equivalents totaled $407,000.

  The primary investing activity of the Bank is the origination of loans. During the year ended June 30, 1996, purchases of investment securities totaled $1.5 million while loan originations totaled $18.8 million. These investments were funded primarily from loan and mortgage-backed security repayments of $4.4 million, investment security maturities of $5.3 million and conversion proceeds of $4.6 million for the year ended June 30, 1996.

  Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow additional funds from the FHLB. As of June 30, 1996, the Bank had $1.6 million in outstanding advances from the FHLB.

  At June 30, 1996, the Bank had $1.0 million in outstanding commitments to originate adjustable rate mortgages and 0.6 million to originate fixed rate loans. The Bank anticipates that it may not have sufficient funds available to meet its current loan origination commitments and additional advances from FHLB may be requested. Certificates of deposit which are scheduled to mature in one year or less totaled $19.0 million at June 30, 1996. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

  At June 30, 1996, the Bank exceeded all of its regulatory capital requirements.

Impact of Inflation and Changing Prices

  The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of Recent Accounting Pronouncements

  Accounting for Impaired Loans. In September 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 specifies that allowances for loan losses on impaired loans should be determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate. A loan is impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994, which for the Bank was the 1996 fiscal year. Management adopted SFAS No. 114 on July 1, 1995, without material impact on consolidated financial position or results of operations. In October 1994, the FASB amended certain of the revenue recognition provisions of SFAS No. 114 by the issuance of SFAS No.
118. Such revisions similarly had no material effect on the consolidated financial condition or results of operations.

  Derivative Financial Instruments. In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 requires financial statement disclosure of certain derivative financial instruments, defined as futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics. In the opinion of management, the disclosure requirements of SFAS No. 119 will not have a material effect on the Company's consolidated financial condition or results of operations, as the Company does not invest in derivative financial instruments, as defined in SFAS No. 119. As a result, the applicability of SFAS No. 119 relates solely to disclosure requirements pertaining to fixed-rate and adjustable-rate loan commitments.

  Accounting for ESOP. The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC") has issued Statement of Position ("SOP 93-6") on "Employers' Accounting for Employee Stock Ownership Plans" ("ESOP"). SOP 93-6, among other things, changes the measure of compensation expense recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that fair value of the Company's ESOP shares differs from the cost of such shares, compensation expense must be recorded in the Company's financial statements for the fair value of ESOP shares allocated to participants for a reporting period. SOP 93-6 was adopted by the Company during fiscal 1995, without material financial statement effect.

  Accounting for Mortgage Servicing. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that the Company recognizes as separate assets rights to service mortgage loans for others, regardless of how those servicing rights were acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. SFAS No. 122 also requires that an enterprise allocate the cost of purchasing or originating the mortgage loans between the mortgage servicing rights and the loans when mortgage loans are securitized, if it is practicable to estimate the fair value of mortgage servicing rights. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment would be measured based on fair value. SFAS No. 122 is to be applied prospectively to the Company's fiscal year beginning July 1, 1996, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application is prohibited. Management adopted SFAS No. 122 on July 1, 1996, as required, without material effect on the Company's consolidated financial position or results of operations.

  Accounting for Stock-Based Compensation. In October 1994, the FASB issued SFAS No. 123 entitled "Accounting for Stock Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation paid to employees. SFAS No. 123 recognizes the fair value of an award of stock or stock options on the grant date and is effective for transactions occurring after December 1995. Companies are allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net earnings and, if presented, earnings per share, as if SFAS No. 123 had been adopted. Management has determined that the Company will continue to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25, and therefore adoption of SFAS No. 123 will not have a material effect on the Company's consolidated financial condition or results of operations.

  Accounting for Transfers of Financial Assets. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights, and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

  An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract (unless related to a securitization of assets, and all the securitized assets are retained and classified as held-to-maturity). A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value.

  SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligation for the liability or is legally released from being the primary obligor.

  SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not believe that adoption of SFAS No. 125 will have a material adverse effect on the Company's consolidated financial position or results of operations.

Other Developments -- BIF-SAIF Premium Disparity; Deposit Insurance Assessment

  The Bank's savings deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions to 0.31% of deposits for undercapitalized institutions.

  The FDIC also administers the Bank Insurance Fund ("BIF"), which has the same designated reserve ratio as the SAIF. The FDIC amended the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to a statutory minimum of $2,000 annually for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. These revisions to the BIF assessment rate schedule created a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and placed SAIF-insured savings institutions such as the Bank at a significant competitive disadvantage to BIF-insured institutions.

  To alleviate this disparity, one proposal being considered by the U.S. Department of Treasury, the FDIC and the U.S. Congress provides a one-time assessment of 65.7 basis points be imposed on all SAIF-insured deposits to cause the SAIF to reach its designated reserve ratio. Once this occurs, the two funds would be merged into one fund. There can be no assurance that this proposal or any other proposal will be implemented or that premiums for either fund will not be adjusted in the future by the FDIC or legislative action.

  The payment of a special assessment would severely and negatively impact the Bank's results of operations, resulting in a change of up to $340,000, after adjusting for tax benefits. However, if such a special assessment is imposed and the SAIF is recapitalized, it could have the effect of reducing the Bank's insurance premiums in the future, thereby creating equal competition between BIF-insured and SAIF-insured institutions.

Index to Consolidated Financial Statements and Auditors' Report

                               TABLE OF CONTENTS


                                                                            Page
Independent Auditors' Report................................................. 18

Consolidated Financial Statements
 Consolidated Statements of Financial Condition.............................. 19
 Consolidated Statements of Income........................................... 21
 Consolidated Statements of Stockholders' Equity............................. 22
 Consolidated Statements of Cash Flows....................................... 23
 Notes to Consolidated Financial Statements.................................. 25

                         Independent Auditors' Report


  To the Board of Directors
  Illinois Guarantee Savings Bank FSB
    and Subsidiary
  Effingham, Illinois

  We have audited the accompanying consolidated statements of financial condition of Illinois Guarantee Savings Bank, FSB and Subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years then ended June 30, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Illinois Guarantee Savings Bank, FSB and Subsidiary as of June 30, 1996 and 1995 and the results of their operations and their cash flows for each of the years then ended June 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

  As discussed in Note A to the consolidated financial statements, the Bank changed its method of accounting for income taxes during the year ended June 30, 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Bank also changed its method of accounting for certain investments in debt and equity securities during the year ended June 30, 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.



  July 23, 1996

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1996 and 1995


                                                                 June 30,
                                                            ------------------
                                                             1996      1995
                                                            -------  ---------
            ASSETS                                               (1,000's)
                                                            ------------------

Cash and Cash Equivalents:
  Cash                                                      $   267   $   415
  Interest bearing deposits                                     140     1,175
                                                            -------   -------
    Total Cash and Cash Equivalents                             407     1,590

Time deposits                                                     0     1,980
Securities available for sale, amortized cost
  of $5,898 and $1,817 at June 30, 1996 and 1995,
  respectively (Note B)                                       6,108     2,004
Securities held to maturity, estimated market value
    of $299 and $5,736 at June 30, 1996 and 1995,
    respectively (Note B)                                       299     5,745
Mortgage-backed securities available for sale, amortized
 cost of $1,766 at June 30, 1996 (Note C)                     1,773         0
Mortgage-backed securities held to maturity, estimated
  market value of $2,379 at June 30, 1996
  and 1995, respectively (Note C)                                 0     2,326
Loans receivable, net (Note D & N)                           36,069    21,846
Accrued interest receivable (Note E)                            309       263
Premises and equipment, net (Note F)                          1,262       315
Real estate held for sale                                        49        49
Prepaid income taxes                                              0        71
Other assets                                                    145       204
                                                            -------   -------

      Total Assets                                          $46,421   $36,393
                                                            =======   =======

   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note G)                                           $36,548   $32,703
Advances from Federal Home Loan Bank (Note H)                 1,608         0
Other borrowings (Note P)                                       356         0
Advances from borrowers for taxes and insurance                  91       289
Accrued interest payable                                        103       133
Accrued income taxes (Note J)                                    41         0
Deferred income taxes (Note J)                                   16        21
Other liabilities (Note Q)                                      356       288
                                                            -------   -------
   Total Liabilities                                         39,119    33,434
                                                            -------   -------


              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1996 and 1995


                                                                                      June 30,
                                                                            --------------------------
                                                                              1996             1995
                                                                            ---------        ---------
                                                                                     (1,000's)
                                                                            --------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY

Commitments and Contingencies (Note M)
Stockholders' Equity (Note O)
  Serial preferred stock, $1.00 par value; authorized 1,000,000 shares
   0 shares issued                                                          $       0        $       0
  Common stock, $1.00 par value; authorized 1,000,000
   shares
   502,550 shares issued and outstanding                                          503                0
  Paid-in capital                                                               4,066                0
  Retained earnings (Note I)                                                    2,947            2,838
  Unrealized gain on securities held available for sale                           142              121
  Unearned employee stock ownership plan (Note P)                              (  356)               0
                                                                            ---------        ---------
    Total Stockholders' Equity                                                  7,302            2,959
                                                                            ---------        ---------

    Total Liabilities and Stockholders' Equity                              $  46,421        $  36,393
                                                                            =========        =========

          See accompanying notes to consolidated financial statements.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                For the Years Ended June 30, 1996, 1995 and 1994

                                                           Year Ended June 30,
                                                           -------------------
                                                           1996    1995    1994
                                                          ------  ------  ------
                                                                (1,000's)
                                                          ----------------------

Interest income:
 Interest on loans                                        $2,314  $1,581  $1,464
 Interest and dividends on securities                        703     798     713
                                                          ------  ------  ------
  Total interest income                                    3,017   2,379   2,177
                                                          ------  ------  ------

Interest expense:
 Interest on deposits (Note G)                             1,652   1,416   1,263
 Interest on Federal Home Loan Bank
  advances                                                    12       0       0
 Interest on other borrowings                                 23       0       0
                                                          ------  ------  ------
  Total interest expense                                   1,687   1,416   1,263
                                                          ------  ------  ------

  Net interest income                                      1,330     963     914

Provision for loan losses (Note D)                            81      50       0
                                                          ------  ------  ------

  Net interest income after provision for
   loan losses                                             1,249     913     914
                                                          ------  ------  ------

Non-interest income:
 Net gain on sale of interest-earning
  assets                                                       2       0      81
 Gain on sale of premises (Note F)                            11       0       0
 Other fees                                                   38      22      21
 Insurance commissions                                         5       8       7
 Other                                                         3       8      10
                                                          ------  ------  ------
  Total other income                                          59      38     119
                                                          ------  ------  ------

Non-interest expense:
 Compensation and employee benefits (Notes K and P)          513     554     234
 Occupancy and equipment                                     109      63      56
 Data processing                                              81      69      62
 Audit, legal and other professional                          51      26      21
 SAIF deposit insurance                                       88      85      86
 Advertising                                                  39      30      34
 Other                                                       138      56      57
                                                          ------  ------  ------
                                                           1,019     883     550
                                                          ------  ------  ------

   Income before income taxes and cumulative
    effect of change in accounting
     principle                                               289      68     483

Provision for income taxes (Note J)                          111       7     168
                                                          ------  ------  ------
   Income before cumulative effect of change
    in accounting principle                                  178      61     315

Cumulative effect of change in accounting
 for income taxes                                              0       0       4
                                                          ------  ------  ------
   Net income                                             $  178  $   61  $  319
                                                          ======  ======  ======
Earnings per share                                         $0.30     N/A     N/A
                                                          ======  ======  ======
Pro-forma earnings per share                               $0.38     N/A     N/A
                                                          ======  ======  ======

          See accompanying notes to consolidated financial statements.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                For the Years Ended June 30, 1996, 1995 and 1994

                                                                                  Unrealized
                                                                       Unearned     Gain on
                                                                       Employee    Securities
                                                                         Stock     Available
                                     Common     Paid-in     Retained   Ownership      For
                                     Stock      Capital     Earnings     Plan         Sale       Total
                                   ---------   ---------   ---------   ---------   ---------   ---------
                                                                (1,000's)
                                     --------------------------------------------------------------------
Balance at June 30, 1993           $       0   $       0   $   2,458   $       0   $       0   $   2,458

Unrealized gain on securities
  available for sale                       0           0           0           0          73          73

Net income                                 0           0         319           0           0         319

Change in unrealized gain on
  securities available for sale            0           0           0           0          24          24
                                   ---------   ---------   ---------   ---------   ---------   ---------

Balance at June 30, 1994                   0           0       2,777           0          97       2,874

Net income                                 0           0          61           0           0          61

Change in unrealized gain
 on securities available for sale          0           0           0           0          24          24
                                   ---------   ---------   ---------   ---------   ---------   ---------

Balance at June 30, 1995                   0           0       2,838           0         121       2,959

Issuance of common
 shares (Note O)                         503       4,060           0        (402)          0       4,161

Cash dividends                             0           0         (69)          0           0         (69)

Net income                                 0           0         178           0           0         178

Change in unrealized gain on
  securities available for sale            0           0           0           0          21          21

ESOP shares earned                         0           6           0          46           0          52
                                   ---------   ---------   ---------   ---------   ---------   ---------

Balance at June 30, 1996           $     503   $   4,066   $   2,947  ($     356)  $     142   $   7,302
                                   =========   =========   =========   =========   =========   =========

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           Years Ended June 30,
                                                                 --------------------------------------
                                                                    1996          1995          1994
                                                                 ----------    ----------    ----------
                                                                                (1,000's)
                                                                 --------------------------------------
 Operating activities:
                                                                 ----------    ----------    ----------
     Net income                                                  $      178    $       61    $      319
     Adjustments to reconcile net income to net
      cash provided by operating activities
       Provision for depreciation                                       55             21            19
       Provision for loan losses                                        81             50             0
       Net amortization and accretion of securities                      3              2            46
       Increase in accrued interest receivable                   (      46)    (       25)   (        8)
       Decrease (increase) in other assets                              59     (      170)   (        5)
       (Decrease) increase in accrued interest payable           (      30)            86             8
       Increase (decrease) in accrued income taxes                     112     (       71)           45
       Increase (decrease) in deferred income taxes              (      16)    (       65)            7
       (Decrease) increase in other liabilities                         68            228    (       14)
       Federal Home Loan Bank stock dividends                            0     (        3)            0
       Stock dividends on securities                             (     142)    (       91)   (       56)
       Gain on sale of investments                               (       2)             0    (       81)
       Gain on sale of facility                                  (      11)             0             0
       ESOP benefit expense                                             12              0             0
                                                                 ----------    ----------    ----------

        Net cash provided by operating activities                       321            23           280
                                                                 ----------    ----------    ----------

Investing activities:
 Sale of securities                                                      0             0             87
 Proceeds from securities held to maturity
   and certificates of deposit                                       3,070         6,243          1,094
 Proceeds from matured securities available for sale                 1,686             0              0
 Proceeds from sale of securities available for sale                   502             0              0
 Purchase of securities held to maturity
  and certificates of deposit                                    (     379)    (   7,510)    (    2,457)
 Purchase of securities available for sale                       (   1,156)            0              0
 Increase in loans receivable                                    (  13,804)    (     696)    (    1,466)
 Purchase of mortgage loans                                      (     500)            0              0
 Repayment of mortgage-backed securities                               323           370          1,044
 Sale of originated loans                                                0            51            400
 Proceeds from sale of facility                                         13             0              0
 Purchase of premises and equipment                              (   1,002)    (      92)    (       10)
 Redemption of Federal Home Loan Bank stock                              0             0            115
                                                                 ----------    ----------    ----------

    Net cash used in investing activities                       (   11,247)    (   1,634)    (    1,193)
                                                                 ----------    ----------    ----------

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Years Ended June 30,
                                                  ---------------------------------
                                                    1996        1995       1994
                                                  ---------  ----------  ----------
                                                              (1,000's)
                                                  ---------------------------------
Financing activities:
  Advances from Federal Home
   Loan Bank                                      $   1,608    $    0    $    0
  Net increase (decrease) in
   deposits                                           3,845       916    (  970)
  Increase (decrease) in
   advances from borrowers
    for taxes and insurance                       (     198)   (    4)      171
  Proceeds from Employee
   Stock Ownership Plan note                            402         0         0
  Repayment Employee Stock
   Ownership Plan loan                            (      46)        0         0
  Proceeds from issuance of
   common stock                                       4,563         0         0
  Purchase of employee stock
   ownership plan stock                           (     402)        0         0
  Allocated shares of ESOP
   stock                                                 46         0         0
  Cash dividends                                  (      75)        0         0
                                                   --------    ------    ------

    Net cash provided by (used in)
     financing activities                             9,743       912    (  799)
                                                   --------    ------    ------
    Decrease in cash and cash equivalents          (  1,183)   (  699)   (1,712)

Cash and cash equivalents at beginning of period      1,590     2,289     4,001
                                                   ---------    ------    ------

Cash and cash equivalents at end of period         $    407    $1,590    $2,289
                                                   ========    ======    ======

Supplemental disclosures:
  Additional cash flows information:
    Cash paid for:
     Interest on deposits, advances and other
      borrowings                                   $  1,717    $1,330    $1,255

     Income taxes                                  $     15       204       101

Schedule of noncash investing activities:
  Stock dividends were distributed by the
   Federal Home Loan Bank of Chicago               $      0    $    3    $    0

Investment and mortgage-backed securities
 transfer to available for sale                    $  6,364    $    0    $1,870

Unrealized gain on securities available for
 sale                                              $     30    $   37    $  150

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

 Description of the Business

   Illinois Guarantee Savings Bank, FSB (the Bank) is a federal chartered stock savings bank with offices located in Effingham County. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) through the Savings Association Insurance Fund (SAIF) up to $100,000. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those agencies.

Basis of Financial Statement Presentation

   The accounting and reporting policies of Illinois Guarantee Savings Bank, FSB (the Bank) follow the accrual basis of accounting and conform to generally accepted accounting principles and to general practice within the financial institution industry. The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary IGSL Service Corporation, which was incorporated to provide insurance services. All material intercompany transactions and accounts have been eliminated.

   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of consolidated financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

   Management believes the allowance for loan losses and real estate owned is adequate. Management uses available information to recognize losses on loans and foreclosed real estate. Future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Cash Equivalents

   Cash equivalents of $407,000, $1,590,000 and $2,289,000 at June 30, 1996,
   1995 and 1994, respectively, consist of interest bearing deposits. For purposes of the consolidated statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

 Securities

   In May 1993 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement addresses the accounting and reporting for investments by classifying them into three categories: securities held to maturity, trading securities, and securities available for sale. The Bank adopted SFAS No. 115 as of July 1, 1993. Upon implementation of SFAS No. 115, certain securities classified as securities held to maturity at June 30, 1993 with a carrying amount aggregating $1,870,000 and an approximate market value of $1,980,000 were transferred to securities available for sale. The impact of the adoption on the Bank's consolidated financial statements was an increase in retained earnings of $73,000, net of tax.

   Securities available for sale are carried at market value at June 30, 1996 and 1995. Net unrealized gains and losses, net of tax effect, are credited or charged to retained earnings. Securities held to maturity are carried at amortized cost. The Bank has adequate liquidity and capital, and it's management's intention, to hold such assets to maturity. Gains and losses on sales of securities are recognized at the time of sale and are calculated based on the specific identification method. Premiums and discounts are amortized using the interest method over the term of the securities.

 Loans and Allowance for Loan Losses

   Loans are considered a held to maturity asset and, accordingly, are carried at historical cost. Loans are stated at the amount of unpaid principal, reduced by unearned discounts, allowances for loan losses, loans in process, loans participated to other financial institutions, and deferred loan origination fees. Unearned discounts on nonmortgage installment loans are recognized as income over the term of the loan by the interest method. Interest on all other mortgage and nonmortgage loans is calculated by using the simple interest method on the unpaid principal outstanding. An allowance for loan losses has been established for loans through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

   Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

 Loans and Allowance for Loan Losses

   Loans are placed on nonaccrual when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Fees and Related Costs

   Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual term of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

 Mortgage-Backed Securities

   Mortgage-backed securities are stated at cost, adjusted for amortization of premiums and accretion of discounts by the interest method. The Bank has adequate liquidity and capital, and it is management's intention, to hold such assets to maturity.

Real Estate Held for Investment and Foreclosed Real Estate

   Direct investments in real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value. The real estate held for investment as of June 30, 1996 and 1995 consists of undeveloped lots which, in accordance with OTS regulations, are considered as a real estate equity investment because of the holding period.

   Foreclosed real estate held for sale is carried at the lower of cost or estimated fair market value, net of estimated selling costs. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value.

Premises and Equipment

   Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are seven to forty years for buildings and improvements and five to twelve years for equipment.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

Income Taxes

   In February 1992, the Financial Accounting Standards Board issued SFAS Statement No. 109, Accounting for Income Taxes, SFAS Statement No. 109 requires a change from the deferred method to the asset-and-liability method of accounting for income taxes. Under the asset-and-liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS Statement No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Bank elected to adopt SFAS Statement No. 109 effective July 1, 1993, and has reported the cumulative effect of the change in the method of accounting for income taxes as of July 1, 1993, in the consolidated statements of income for the year ended June 30, 1994.

 Earnings Per Share

   The Bank converted from a mutual savings bank to a stock savings bank on September 28, 1995. Earnings per share for 1996 were computed by dividing net income of $140,000 from September 30, 1995 through June 30, 1996 by the weighted average common stock shares outstanding of 464,377 for the period. Earnings from September 28, 1995 through September 30, 1995 were considered insignificant on the earnings per share calculation. Proforma earnings per share were computed by dividing the net income of $178,000 for the year ended June 30, 1996 by the average shares outstanding, since the conversion to stock, of 464,377 for the period. The proforma earnings per shares calculation does not reflect the pro forma effects of the stock offering being received at the beginning of the year. Only ESOP shares committed to be released or released are considered in the calculation of earnings per share. Earnings per share amounts have not been presented for the years ended June 30, 1995 and 1994 which were prior to the stock conversion.

Off-Balance-Sheet Financial Instruments

   In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such instruments are recorded in the consolidated financial statements when they become payable.

Reclassifications

   Amounts presented in prior year consolidated financial statements have been reclassified to conform to the 1995 presentation.

Pending Accounting Standards

   In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangible assets to be disposed of. The Standard requires an impairment loss to be recognized when the carrying amount of the asset exceeds the fair value of the asset. Management does not anticipate the implementation of this standard having a material adverse impact on the financial statements.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

 Pending Accounting Standards, Concluded

   In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights," which amended SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires a mortgage banking enterprise to recognize as separate assets rights to service mortgage loans for others; however, these servicing rights are acquired. This statement applies prospectively in fiscal years beginning after December 15, 1995. The Bank is not required to adopt the standard for the periods presented in these financial statements, and as such, has not determined the impact on the consolidated financial statements of adopting this standard.

   In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. This statement is effective for fiscal years beginning after December 15, 1995 and applies to all transactions in which an entity grants shares of its common stock, stock options, or other equity instruments to its employees, except for equity instruments held by an employee stock ownership plan. The Bank is not required to adopt the standard for the periods presented in these financial statements, and as such, has not determined the impact on the consolidated financial statements of adopting this standard.

Note B.  Securities

 Securities available-for-sale are summarized as follows:

                                                  June 30, 1996
                                  ----------------------------------------------
                                               Gross       Gross     Approximate
                                  Amortized  Unrealized  Unrealized     Market
                                    Cost       Gains       Losses       Value
                                  ---------  ----------  ----------- -----------
                                                   (1,000's)
                                  ----------------------------------------------

U.S. Treasury                        $1,478        $  2          $ 1    $1,479
Obligations of other U.S.
 government agencies                  1,498           0           21     1,477
State and municipal obligations         207           0            3       204
Asset Management Adjustable
 Rate Fund                            1,500           0           12     1,488
FHLMC stock                              12         245            0       257
FHLB stock, at cost                     214           0            0       214
Asset Management Short-Term Fund        989           0            0       989
                                     ------        ----          ---    ------
                                     $5,898        $247          $37    $6,108
                                     ======        ====          ===    ======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities, Continued

                                                  June 30, 1995
                                  ----------------------------------------------
                                                Gross      Gross     Approximate
                                  Amortized  Unrealized  Unrealized    Market
                                    Cost       Gains       Losses       Value
                                  ---------  ----------  ----------- -----------
                                                   (1,000's)
                                  ----------------------------------------------
Asset Management Adjustable
 Rate Fund                        $   1,500   $       0    $       7  $   1,493
FHLMC stock                              12         194            0        206
FHLB stock, at cost                     214           0            0        214
Asset Management Short-Term Fund         91           0            0         91
                                  ---------   ---------    ---------  ---------
                                  $   1,817   $     194    $       7  $   2,004
                                  =========   =========    =========  =========

The amortized cost and approximate market value of securities available for sale at June 30, 1996 and 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because securities may have a call provision.

                                           June 30, 1996         June 30, 1995
                                 ----------------------------- ---------------------
                                                 Approximate             Approximate
                                   Amortized       Market      Amortized    Market
                                     Cost           Value        Cost       Value
                                 -------------  -------------  --------- -----------
                                                         (1,000's)
                                 ---------------------------------------------------
Due within one year               $      2,588   $      2,569   $     91  $     91
Due after one year through
 five years                                578            575          0         0
Due after five years through
 ten years                                  17             16          0         0
Due after ten years                      2,715          2,948      1,726     1,913
                                  ------------  -------------   --------  --------
                                  $      5,898  $       6,108   $  1,817  $  2,004
                                  ============  =============   ========  ========

The Bank exercised a one-time option to transfer all of its securities from held to maturity to available for sale. This transfer was done in December, 1995 and the amortized cost and approximate market value at time of transfer was $4,308,000 and $4,321,000, respectively, which reduced stockholders' equity by $9,000, net of income tax.

The only investment classified as held to maturity as of June 30, 1996 is an interest in a limited partnership, Boston Capital Corporation Tax Credit Fund V. The Bank purchased a one unit investment in this Fund of Class A limited partnership interest. The one unit cost was $788,000 with first installment paid with the purchase. The Bank paid $299,000 on February 1, 1996. The balance is due as follows:

                                        Amount
                                       (1,000's)
                                      -----------

   July 1, 1996                        $    99
   October 1, 1996                         130
   April 1, 1997                           165
   October 1, 1997                          95
                                       -------
                                       $   489
                                       =======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities, Continued

 It is the intent of the partnership to invest in qualified affordable housing programs to generate Federal Housing Tax Credits. The Bank intends to account for this investment using the amortized cost method. This method requires amortizing the excess of the carrying value over its estimated residual value at the close of the tax credit realization. Annual amortization is proportional to the realization of the tax credits. The limited partnership files a tax return on a calendar basis, therefore the Bank has not reflected any effect in the income statement and has carried the investment at cost for the year ended June 30, 1996.

 Securities held-to-maturity are summarized as follows:

                                                  June 30, 1995
                                  ----------------------------------------------
                                               Gross       Gross     Approximate
                                  Amortized  Unrealized  Unrealized    Market
                                    Cost       Gains       Losses       Value
                                  ---------  ----------  ----------  -----------
                                                    (1,000's)
                                  ----------------------------------------------
U.S. Treasury                     $   3,737   $      12    $      2    $   3,747
Obligations of other
 U.S. government agencies             1,495           1          20        1,476
State and municipal obligations         513           0           0          513
                                  ---------   ---------    --------    ---------
                                  $   5,745   $      13    $     22    $   5,736
                                  =========   =========    ========    =========

The amortized cost and approximate market value of securities held to maturity at June 30, 1996 and 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because securities may have a call provision.


                            June 30, 1996           June 30, 1995
                        --------------------- -------------------------
                                  Approximate             Approximate
                        Amortized   Market     Amortized     Market
                          Cost      Value       Cost         Value
                        ---------  --------   ----------  -------------
                                           (1,000's)
                        -----------------------------------------------
Due within one year      $      0  $    0      $   2,489    $     2,489
Due after one year
 through five years             0       0          2,756          2,752
Due after five years
 through ten years              0       0              0              0
Due after ten years           299     299            500            495
                         --------  ------      ---------     ----------
                         $    299  $  299      $   5,745     $    5,736
                         ========  ======      =========     ==========


              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities, Concluded

 Proceeds from sales of securities, gross gains and gross losses from such sales for the years ended June 30, 1996, 1995 and 1994 were as follows:

                       Year Ended June 30,
                       -------------------
                       1996   1995   1994
                       -----  -----  -----
                            (1,000's)
                       -------------------

 Proceeds from sales    $ 502  $   0  $  87
                        =====  =====  =====

 Gross gains            $   2  $   0  $  81
 Gross losses               0      0      0
                        -----  -----  -----

                        $   2  $   0  $  81
                        =====  =====  =====

 In addition, FHLB stock was sold at amortized cost of $115,000 during the year ended June 30, 1994.

 Securities at June 30, 1996 and 1995, respectively, with carrying amounts of $501,000 and $505,000, and approximate market values of $502,000 and $504,000 were pledged to secure public deposits and for other purposes as required or permitted by law.

Note C.  Mortgage-Backed Securities

 The amortized cost and approximate market values of mortgage-backed securities are summarized as follows:

                                        June 30, 1996
                       -----------------------------------------------
                         Gross        Gross      Gross     Approximate
                       Amortized   Unrealized  Unrealized    Market
                          Cost       Gains       Losses       Value
                       ----------  ----------  ----------  -----------
                                          (1,000's)
                       -----------------------------------------------
 GNMA certificates      $     933   $      17   $       5    $     945
 FNMA certificates            249           3           0          252
 FHLMC certificates           584           3          11          576
                        ---------   ---------   ---------    ---------

                        $   1,766   $      23   $      16    $   1,773
                        =========   =========   =========    =========


                                       June 30, 1995
                        --------------------------------------------------
                                       Gross        Gross      Approximate
                         Amortized   Unrealized   Unrealized     Market
                           Cost        Gains        Losses       Value
                        ----------- ------------ ------------ ------------
                                            (1,000's)
                        --------------------------------------------------
 GNMA certificates       $  1,053    $     39     $     0     $  1,092
 FNMA certificates            260           7           0          267
 FHLMC certificates         1,013          15           8        1,020
                         --------    --------     -------     --------

                         $  2,326    $     61     $     8     $  2,379
                         ========    ========     =======     ========

The weighted average interest rates on mortgage-backed securities at June 30, 1996, 1995 and 1994 were 7.59%, 7.57% and 7.44%, respectively.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note C.  Mortgage-Backed Securities, Concluded

 The Bank had no gross realized gains and losses on mortgage-backed securities for the years ended June 30, 1996, 1995, and 1994, respectively.

 The Bank exercised a one-time option to transfer all of its mortgage-backed securities from held to maturity to available for sale. This transfer was done in December, 1995 and the amortized cost and approximate market value at time of transfer was $2,056,000 and $2,103,000, respectively, which reduced stockholders' equity by $31,000, net of income tax.

Note D.  Loans Receivable


 Loans receivable consisted of the following:
                                                      June 30,
                                               ---------------------
                                                  1996      1995
                                               ---------- ----------
                                                     (1,000's)
                                               ---------------------
  Real estate loans:
    One to four family residential             $  22,952   $  16,982
    Multi-family residential                       1,036         392
    Agricultural                                   1,839         600
    Commercial                                     3,604       2,182
    Construction: One to four residential          1,015          40
                  Multi-family residential           292           0
                                               ---------   ---------
                                                  30,738      20,196
  Other loans:
    Commercial: Secured                            1,044          65
                Unsecured                            137         115
    Home equity loans                                117           0
    Automobile                                     3,800       1,427
    Mobile home                                       37          36
    Educational                                       23          34
    Deposit accounts                                  85         102
    Other                                            348         182
                                               ---------   ---------
                                                  36,329      22,157
   Less:
    Loans in process                                   6         118
    Allowance for losses                             227         175
    Deferred loan fees                                27          18
                                               ---------   ---------

                                               $  36,069   $  21,846
                                               =========   =========

 In January 1995, the Bank sold $51,000 of educational loans to the Student Loan Marketing Association.

 The Bank participated 50% of a commercial real estate loan, original participation amount of $400,000, during the year ended June 30, 1994. The balance on this participation at June 30, 1996 and 1995 was $297,000 and $340,000, respectively.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D.  Loans Receivable, Concluded

 Changes in allowance for loan losses are as follows:

                                           June 30,
                                      -------------------
                                      1996   1995   1994
                                      -----  -----  -----

    Balance                           $ 175  $ 125  $ 125
    Amount charged to provision          81     50      0
    Recoveries                            0      0      0
    Loans charged off                    29      0      0
                                      -----  -----  -----

       Balance                        $ 227  $ 175  $ 125
                                      =====  =====  =====

 At June 30, 1996, impaired loans having a recorded investment of $42,000 have been recognized in conformity with FASB Statement No. 114. The average recorded investment in such impaired loans during 1996 was $42,000. There has been a $8,000 provision for loan losses recorded for these loans. Interest income on impaired loans of $0 was recognized in 1996.

 Weighted average interest rates on loans consisted of the following:

                                            June 30,
                                      ---------------------
                                       1996   1995    1994
                                      ------  -----  ------

    Mortgage loans                     7.65%  7.79%   7.05%
    Other loans                        9.20%  8.78%   7.96%
      Total loans                      8.07%  7.99%   7.08%

Note E.  Accrued Interest Receivable

 Accrued interest receivable consisted of the following:

                                                               June 30,
                                                         --------------------
                                                            1996       1995
                                                         ----------  --------
                                                               (1,000's)
                                                         --------------------
    Mortgage loans                                       $     195    $   124
    Non-mortgage loans                                          45         17
    Mortgage-backed securities                                  23         16
    Securities                                                  46        106
                                                         ---------    -------
                                                         $     309    $   263
                                                         =========    =======

Note F.  Premises and Equipment

 Premises and equipment consisted of the following:

                                                           June 30,
                                                     ---------------------
                                                        1996       1995
                                                     ---------- ----------
    Construction project                             $      369  $       0
    Land                                                    445         70
    Office building                                         312        296
    Furniture and equipment                                 509        288
                                                     ----------  ---------
                                                          1,635        654
    Accumulated depreciation                         (      373) (     339)
                                                     ----------  ---------

                                                     $    1,262  $     315
                                                     ==========  =========

                      ILLINOIS GUARANTEE SAVINGS BANK, FSB

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F.  Premises and Equipment, Concluded

  Depreciation included in the consolidated statements of income amounted to $55,000, $21,000 and $19,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

  During the current year, the Bank remodeled their existing facility for $59,000, upgraded and replaced existing furniture and equipment for $73,000, and installed an ATM at their facility for $23,000. The Bank decided to upgrade their current data processing and general ledger software $41,000 and $62,000 in new computer and related equipment. Depreciation and amortization expense on these items amounted to $23,000 for the year ended June 30, 1996 and anticipated at $40,000 for the next year.

  On March 24, 1995, the Bank entered into a purchase option agreement for the acquisition of land to construct a branch facility in Effingham. The option amount was $1,000 and the option was exercised in June of 1995. Total purchase price of the land is $375,000 and projected branch cost is an additional $1,400,000. The branch is expected to be completed prior to December 31, 1996.

  In November of 1995, the Bank sold their Palestine, Illinois facility. The Palestine facility was closed in 1992. The Bank sold this facility for $13,000 and realized a gain on the sale of $11,000.

Note G.  Deposit Analysis

  Deposits and weighted average interest rates are summarized as follows:

                                                 June 30,
                                  -------------------------------------
                                         1996              1995
                                  ------------------   ----------------
                                            Weighted          Weighted
                                            Average           Average
                                    Amount    Rate    Amount    Rate
                                  --------- -------- -------- ---------
                                   1,000's            1,000's
                                  ---------          --------
 Non-interest bearing             $     873    .00%  $    503     .00%
 NOW accounts                         1,300   2.92%       376    2.75%
 Money market                         2,431   4.04%     2,265    4.26%
 Passbook                             4,911   3.56%     4,464    3.00%
 Certificates                        27,033   5.38%    25,095    5.42%
                                  ---------          --------

 Totals                           $  36,548   4.83%  $ 32,703    4.89%
                                  =========          ========

 Certificates had the following remaining maturities:


                                              June 30, 1996
                                  ------------------------------------
                                              One      Two     After
                                  Less Than  to Two  to Three  Three
       Rate                       One Year   Years     Years   Years   Totals
       ----                       ---------  ------  --------  -----  --------
                                                 1,000's
                                  --------------------------------------------
   2 -  3.99%                      $     8  $    0   $     0   $   0   $     8
   4 -  5.99%                       18,720   4,534     1,172     173    24,599
   6 -  7.99%                          241     411       914     818     2,384
   8 -  9.99%                            0      42         0       0        42
                                   -------  ------   -------   -----   -------

                                   $18,969  $4,987   $ 2,086   $ 991   $27,033
                                   =======  ======   =======   =====   =======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G.  Deposit Analysis


                                              June 30, 1995
                                  ------------------------------------
                                              One      Two     After
                                  Less Than  to Two  to Three  Three
       Rate                       One Year   Years     Years   Years   Totals
       ----                       ---------  ------  --------  -----  --------
                                                 1,000's
                                  --------------------------------------------
   2 -  3.99%                      $   378  $    0    $    0    $   0   $   378
   4 -  5.99%                       13,669   2,012     1,242      593    17,516
   6 -  7.99%                        6,385     202       121      341     7,049
   8 -  9.99%                          110       0        42        0       152
                                   -------  ------    ------    -----   -------
                                   $20,542  $2,214    $1,405    $ 934   $25,095
                                   =======  ======    ======    =====   =======

Interest expense on deposits is summarized as follows:



                                      Years Ended June 30,
                                   --------------------------
                                    1996      1995      1994
                                   -------  --------  -------
                                            (1,000's)
                                   --------------------------
 Passbook                          $   158  $  152    $  197
 Demand deposits                       130      74        68
 Certificates                        1,374   1,195     1,001
                                   -------  ------    ------

                                   $ 1,662  $1,421    $1,266
                                   =======  ======    ======

 For financial statement purposes, the Bank records interest expense on deposits net of early withdrawal penalty which amounted to $5,000, $5,000 and $3,000 for the years ended June 30, 1996, 1995 and 1994, respectively During the current year, the Bank capitalized $5,000 of interest expense on the new facility. This amount has reduced interest expense in the current year.

 At June 30, 1996 and 1995, the Bank had $2,287,000 and $1,527,000,
 respectively, of deposit accounts with balances of $100,000 or more. The Bank did not have brokered deposits at June 30, 1996 or 1995. Deposits in excess of $100,000 are not federally insured.

 The Bank has pledged mortgage-backed certificates and securities, when requested by depositors, for deposits of $100,000 or more.

Note H.  Federal Home Loan Bank Advances

 The Bank entered into FHLB advance agreement on December 19, 1995. This agreement covered terms for FHLB advances and collateral requirements. The advances are secured by FHLB stock and a portion of qualified mortgage loans of the Bank. The Bank had $1,608,000 in advances with $7,000 of accrued interest payable as of June 30, 1996. The advances consisted of the following:

   One year fixed rate advance maturing April 29, 1997 at 5.93% rate of interest, payable monthly, in the amount of $790,000.

   One year fixed rate advance maturing May 16, 1997 at 5.98% rate of interest, payable monthly, in the amount of $468,000.

   Daily advance of $350,000 at 5.50% rate of interest which can adjust daily. The Bank received their first advance on June 18, 1996 for $200,000 and had additional borrowing on June 24, 1996 to $350,000.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I.  Retained Earnings

 The Bank as a member of the Federal Home Loan Bank System is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Chicago. In addition, the Bank is required to maintain cash and liquid assets in an amount equal to 5% of its deposit accounts and other obligations due within one year. The Bank has met these requirements.

 Federal savings banks are required to satisfy three capital requirements: (i) a requirement that "tangible capital" equal or exceed 1.5% of adjusted total assets, (ii) a requirement that "core-capital" equal or exceed 3% of adjusted total assets, and (iii) a risk-based capital standard of 8% of "risk-adjusted" assets. At June 30, 1996 and 1995 the Bank met each of the three capital requirements.

 The following table demonstrates, as of June 30, 1996, the extent to which the Bank exceeds in dollars and in percent the three minimum capital requirements:


                                            Regulatory Capital
                                     --------------------------------
                                      Actual    Requirement   Excess
                                     ---------  ------------  -------
                                                  (1,000's)
                                     --------------------------------
 Tangible capital:
  Dollar amount                        $7,111        $  692   $6,419
  Percent of tangible assets            15.41%         1.50%   13.91%

 Core capital:
  Dollar amount                        $7,111        $1,383   $5,728
  Percent of tangible assets            15.41%         3.00%   12.41%

 Risk-based capital:
  Dollar amount                        $7,338        $2,312   $5,026
  Percent of risk-weighted assets       25.57%         8.00%   17.57%

 The Bank's total risk-weighted assets at June 30, 1996, were approximately $28,894,000.

 Failure to comply with applicable regulatory capital requirements can result in capital directives from regulatory agencies, restrictions on growth, and other limitations on a savings bank's operations.

 In November of 1994, the OTS changed the determination of regulatory capital to not include any unrealized gains or losses on securities available for sale. As of June 30, 1996, Generally Accepted Accounting Principles (GAAP) capital was increased by $142,000. In addition, for regulatory capital, real estate held for sale, of $49,000, has been netted against GAAP capital.

 Consistent with the increased capital requirements imposed by regulators of national banks, the core capital requirement for most savings institutions, including the Bank, is expected to rise to a level ranging from 3% to 5% of adjusted total assets. A proposed regulation requiring such a change was issued by the Office of Thrift Supervision (OTS) in April 1991.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note I.  Retained Earnings

 Retained earnings at June 30, 1996 includes approximately $181,000 for which federal income tax has not been provided, which is adjusted annually. The Bank is allowed a special bad debt deduction limited generally to 8 percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $62,000.

 The payment of cash dividends by the Bank is limited by regulations of the OTS. Interest on savings accounts will be paid prior to payments of dividends on Common Stock. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date during the current calendar year plus the amount that would reduce by one-half the Bank's capital ratio at the beginning of the year without prior OTS approval. Additional limitation on dividends declared or paid, or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements.

Note J.  Income Tax

 The components of the provision for income taxes are summarized as follows:


                       Years Ended June 30,
                       ---------------------
                        1996    1995   1994
                       ------  ------  -----
                            (1,000's)
                       ---------------------

Currently: Federal      $  96  $  86   $ 141
           State            0      0      16
Deferred:  Federal          5  (  73)      9
           State           10  (   6)      2
                        -----   ----   -----

                        $ 111  $   7   $ 168
                        =====  =====   =====

 Income tax expense for the years ended June 30, 1996, 1995, and 1994 has been provided at an effective rate of approximately 38.40%, 10.38% and 34.83%, respectively. An analysis of such expense for the three years setting forth the reasons for the variations from the federal statutory rates is as follows:


                                                        Years Ended June 30,
                                                        --------------------
                                                        1996   1995    1994
                                                        -----  -----  ------
                                                             (1,000's)
                                                        -------------------

  Computed tax at statutory rates                       $  99  $  12   $164
  Increase (decrease) in tax expenseresulting from:
   State income tax, net                                    1      0     12
   Other                                                   15      0      0
   Tax exempt income - net                              (   4) (   5)  (  8)
                                                        -----  -----   ----

Income tax expense                                      $ 111  $   7   $168
                                                        =====  =====   ====

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note J.  Income Tax

 The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at June 30, 1996, 1995 and 1994 are as follows:

                                          June 30,
                                     -------------------
                                     1996   1995   1994
                                     -----  -----  -----
                                          (1,000's)
                                     -------------------
   Deferred tax assets:
     Allowance for loan loss         $   6  $   0  $   0
     Deferred loan fees                 11      6     10
     Severance agreement                80     79      0
     Other                               1      1      0
                                     -----  -----  -----
                                        98     86     10
                                     -----  -----  -----
   Deferred tax liabilities:
    Unrealized gains on
     securities available for sale      76     66     53
    FHLB stock                          17     14     14
    Premises and equipment              18     13      7
    Allowance for loan losses            0      8     20
    Other                                3      6      2
                                     -----  -----  -----
                                       114    107     96
                                     -----  -----  -----

   Net deferred tax liabilities      $  16  $  21  $  86
                                     =====  =====  =====

 No valuation allowance was required for deferred tax assets at June 30, 1996 or 1995.

Note K.  Employee Benefit Plans

 The Bank had a profit sharing plan and defined contribution pension plan that covered substantially all employees. Contributions to the profit sharing plan were at the discretion of the Board of Directors. Contributions to the defined contribution pension plan are based on a percentage of eligible compensation. Pension cost for both plans included current service costs, which were accrued and funded on a current basis. Pension expense for both plans charged to operations for the years ended June 30, 1995 and 1994 was $29,000 and $26,000, respectively. These plans were terminated during 1996.

 The Bank established a director retirement plan, which was effective January 1, 1995, that covers all non-employee directors. Under this plan, each director will receive a retirement benefit ten years following retirement from the Board based on the product the benefit percentage, vesting percentage, and $500. Each participant will earn 5% benefit percentage per each year served. Vesting percentage is 33 1/3% per year served after the date of conversion. Benefit and vesting percentages will be accelerated to 100% for board members with 10 years of service and who have reached age 70, death, disability, or change in control. Upon death of a participant of this plan, a lump sum payment of 50% of the present value of the plan benefit shall be paid to the surviving spouse or estate.

 During 1996, the Bank entered into three year employment contracts with three members of management establishing a base compensation amount and benefits available to all employees. These contracts include a provision for termination, without just cause following, a change in control. If termination occurs within twelve months following a change in control, the employee will receive 2.99 times the base compensation.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note L.  Economic Dependency

 The Bank is a nondiscriminatory lender in their market area as defined by their Community Reinvestment Act. The Bank is a full service bank in Effingham County. The Bank has no economic dependency other than the general market area. Concentration of credit risk has been disclosed in Note D concerning lending portfolio.

Note M.  Commitments and Contingencies

 In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the consolidated financial statements of the Bank.

 The Bank had outstanding firm commitments to originate mortgage loans as follows:

                        June 30,
                     ---------------
                     Amounts Amounts
                     ------- -------
                        (1,000's)
                     ---------------

   Fixed rate          $  624  $110
   Adjustable rate        968    86
                       ------  ----

                       $1,592  $196
                       ======  ====

 Interest rates for fixed rate loan commitments at June 30, 1996 ranged from 7.75% to 9.375% and at June 30, 1995 were 8.00%. Interest rate ranges for variable rate loan commitments at June 30, 1996 and 1995 were 6.50% to 7.75% and 6.75% to 7.25%, respectively. As of June 30, 1996 the Bank had one line of credit of $8,000 at 9.25% rate of interest and one letter of credit of $25,000.

 There were no outstanding commitments to purchase or sell securities at June 30, 1996 and 1995.

 The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

 The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M.  Commitments and Contingencies, Concluded

 Proposals are being considered to recapitalize the SAIF in order to eliminate the insurance premium disparity. One proposal being considered provides for a one time assessment of 65 basis points which would be imposed on all SAIF insured deposits. The assessment base would be on deposits held as of March 31, 1995. If this assessment were required, it would result in a one time charge to the Bank's operations of up to $340,000 on a pre-tax basis.

Note N.  Related Parties

 The Bank has entered into transactions with its directors, key management and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of loans to related parties is as follows:

                         June 30,
                  ---------------------
                     1996       1995
                  ---------  ----------
                        (1,000's)
                  ---------------------

     Balance      $     160   $     152
     New loans           54          99
     Repayment        (  43)        (91)
                  ---------   ---------
     Balance      $     171   $     160
                  =========   =========

Note O.  Stockholders' Equity

 On April 7, 1994, the board of directors of the Bank adopted a plan of conversion whereby the Bank would convert to a federal stock savings bank. The conversion was completed on September 28, 1995 with the issuance of 502,550 shares of the Bank's common stock at a price of $10.00 per share. Total proceeds from the conversion of $4,563,000, net of costs relating to the conversion of $462,500, have been recorded as common stock and additional paid-in capital.

 The Bank's articles of incorporation authorizes the issuance of up to 1,000,000 shares of serial preferred stock, which may be issued with certain rights and preferences. As of June 30, 1996, no preferred stock has been issued.

 In order to grant a priority to eligible account holders in the event of future liquidation, the Bank, at the time of conversion, established a liquidation account equal to its regulatory capital as of September 30, 1995. In the event of future liquidation of the Bank, an eligible account holder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible account holders are reduced subsequent to the conversion, based on an annual determination of such balance.

 Present regulations provide that the Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on, or repurchase of, the Bank's capital stock shall be in compliance with the rules and regulations of the OTS or other applicable regulations.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note P.  Employee Stock Ownership Plan (ESOP)

 In connection with the conversion to the stock form of ownership, the Board of Directors established an employee stock ownership plan (ESOP) for the exclusive benefit of participating employees. Employees age 21 or older who have completed one year of service are eligible to participate. Upon the issuance of the common stock, the ESOP acquired 40,204 shares of $1 par value common stock at the subscription price of $10.00 per share. The Bank makes contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Bank accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares are released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share calculations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt or accrued interest. ESOP compensation expense was $52,000 for the year ended June 30, 1996.

 The ESOP shares at June 30, 1996 were as follows:

     Allocated shares                       4,623
     Shares released for allocation             0
     Unallocated shares                    35,581
                                         --------
     Total ESOP shares                     40,204
                                         ========
     Fair value of unallocated shares    $426,972
                                         ========

 The ESOP plan shares were purchased by the Bank with the loan proceeds from the Stewardson National Bank. This loan is secured by the ESOP plan shares with quarterly principal payments of $10,000 and accrued interest. The note is for ten years with current interest rate of 8% which will adjust quarterly, prime plus 1%, after the first year.

 Following are maturities of the long-term debt:

                              Amount
                             --------

      1997                   $ 40,000
      1998                     40,000
      1999                     40,000
      2000                     40,000
      2001                     40,000
      After June 30, 2001     156,000
                             --------

                             $356,000
                             ========

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note Q.  Severance Agreement

 On June 16, 1995, the Bank and the past Chief Executive Officer (CEO) entered into a separation agreement. This agreement included the CEO retaining the company car, cash payments for the first three years of the agreement of $64,000 and the next seven years of $14,000 on an annual basis. These payments are to be made monthly, starting in July of 1995, except for the first year in which $20,000 was paid in June of 1995. Health benefits included in the agreement were that the Bank would pay the group health, medical, and life insurance benefits for the CEO that are currently provided to the Bank's employees. These benefits would cease when the CEO attains age 65. The Bank's cost of this termination agreement amounted to a net present value of $226,000, at an 8% discount rate, as of June 30, 1995. This amount is included in other liabilities and in compensation expense at June 30, 1995. As of June 30, 1996, this amount was $192,000.

Note R.  Holding Company

 On July 23, 1996, the stockholders of the Bank approved the reorganization of the Bank to become a wholly owned subsidiary of Illinois Community Bancorp, Inc. "the Company" which was incorporated on March 8, 1996 for this purpose. The stockholders approved a Stock Option and Incentive Plan and Management Recognition Plan at this meeting.

 Illinois Community Bancorp, Inc.'s common stock will be exchanged, on a one to one basis, for all the outstanding common stock of the Bank. The Company was authorized 4,000,000 shares of common stock at $0.01 per share par value and 1,000,000 shares of serial preferred stock at $0.01 per share par value. The Bank will purchase 100,000 shares of common stock of the Company for the initial capitalization of the Company and expense in forming the Company at $1.00 per share.

 The Stock Option and Incentive Plan allows the Company to grant incentive or non-qualified stock options to Directors and key employees for an aggregate of 50,225 shares of the Company's common stock, with an exercise price equal to market value of the stock at the date of the award. The options to purchase shares expires ten years after the grant. Effective with the approval of this plan, options for 49,225 shares of common stock will be awarded to key employees and Directors. The options vest at 20% per year with immediate vesting in the case of death, disability, or change in control. At the Company's sole discretion, they may from time to time grant Stock Appreciation Rights "SARs" to employees either in conjunction with, or independently of, any options granted under the plan. SARs granted in tandem with an ISO must have similar terms and price as the ISO. Exercise of either the SARs or ISO will cancel the other. SARs not in tandem with the ISO, is exercised, will entitle the optionee to receive all or a percent of the difference between the market value of the Company's shares at the time of exercise and market value of the shares at the time of the grant. The exercise price as to the ISO and SARs may not be less than market value on the date of the grant.

 The Company approved the establishment of the Management Recognition Plan "MRP" with the objectives to enable the Bank to attract and retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP will be on a discretionary basis and the MRP is a non-qualified plan that will be managed through a separate trust. The Bank will contribute sufficient funds to the MRP for the purchase of up to 20,102 shares of common stock. Automatic grants will be made to the non-employee directors, with two years continuous service prior to the effective plan date, of the lesser of 5% of the plan shares per Director or 30% of the plan shares in the aggregate. For non-employee directors who join the Board within the two year period before the effective date or after the effective date shall receive up to 2% of the plan shares. These awards will vest 20% on each anniversary date except in the case of participant's death or disability where all shares awarded will vest immediately. The Bank intends to expense the MRP awards over the years during which the shares are payable, based on the market value of the common stock at the time of the grant.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note S.  Disclosures about Fair Value of Financial Institutions

 In December, 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." This statement extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments (as defined), both assets and liabilities recognized and not recognized in the statements of financial condition, for which it is practicable to estimate fair value.

 There are inherent limitations in determining fair value estimates, as they relate only to specific data based on relevant information at that time. As a significant percentage of the Bank's financial instruments do not have an active trading market, fair value estimates are necessarily based on future expected cash flows, credit losses, and other related factors. Such estimates are accordingly, subjective in nature, judgmental and involve imprecision. Future events will occur at levels different from that in the assumptions, and such differences may significantly affect the estimates.

 The statement excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

 Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

 The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments.

 Cash and Cash Equivalents: The carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate those assets' fair values.

 Securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. No active market exists for the Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value.

 Loans Receivable: The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

 Deposits: The fair value of savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

 Borrowings: The fair value of FHLB advances and other borrowings are estimated using rates currently available for debt with similar terms and remaining maturities.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note S.  Disclosures about Fair Value of Financial Institutions

 The estimated fair value of the Company's financial instruments at June 30, 1996 are as follows:

                                                        1996
                                                 -------------------
                                                 Carrying    Fair
                                                  Amount     Value
                                                 ---------  --------
                                                        1,000's
                                                 -------------------
 ASSETS
  Cash and interest bearing deposits                $   407  $   407
  Securities available for sale                       6,108    6,108
  Securities held to maturity                           299      299
  Mortgage-backed securities available for sale      36,069   36,266
  Loans receivable, net                               1,773    1,773

LIABILITIES
  Deposits                                           36,548   36,545
  FHLB advances                                       1,608    1,586
  Other borrowings                                      356      365


                              BOARD OF DIRECTORS

Gerald E. Ludwig              Milton Hinkle                 Ernest E. Garbe
Chairman of the Board and     Retired                       Retired
Chief Executive Officer

Douglas A. Pike               Frederick C. Schaefer         Garrett M. Andes, II
President and Chief           Ticket Agent for Greyhound    Self-employed
Operating Officer

Michael F. Sehy
Self-employed

                              EXECUTIVE OFFICERS

          Gerald E. Ludwig                   Ronald R. Schettler
          Chairman of the Board and          Senior Vice President and Secretary
          Chief Executive Officer

          Douglas A. Pike                    John H. Leonard
          President and Chief                Senior Vice President and Chief
           Operating Officer                 Credit Officer

                               OFFICE LOCATIONS

                             210 E. Fayette Avenue
                        Effingham, Illinois 62401-3613

                              GENERAL INFORMATION

Independent Certified       Annual Meeting                 Shareholder Inquiries
Public Accountants          The Annual Meeting of          and Availability of
Larsson Woodyard &          Shareholders will be held      10-KSB Report A COPY
Henson LLP                  on November __, 1996 at        OF THE COMPANY'S
702 E. Court Street         __:__ _.m. at ____________     ANNUAL REPORT ON FORM
Paris, Illinois  61944      __________________________     10-KSB FOR THE FISCAL
                            Effingham, Illinois            YEAR ENDED JUNE 30,
                                                           1996 AS FILED WITH
Special Counsel             Transfer Agent and Registrar   THE SECURITIES AND
Housley Kantarian &         Registrar and Transfer         EXCHANGE COMMISSION
Bronstein, P.C.             Company                        WILL BE FURNISHED
1220 19th Street, N.W.       10 Commerce Drive             WITHOUT CHARGE TO
Suite 700                    Cranford, New Jersey  07016   SHAREHOLDERS AS OF
Washington, D.C.  20036      (908) 272-8511                THE RECORD DATE FOR
                                                           THE 1996 ANNUAL
                                                           MEETING UPON WRITTEN
                                                           REQUEST TO INVESTOR
                                                           RELATIONS, ILLINOIS
                                                           COMMUNITY BANCORP,
                                                           INC., 210 E. FAYETTE
                                                           AVENUE, EFFINGHAM,
                                                           ILLINOIS 62401-3613