Form 10KSB, Exhibit 13
period 1997-06-30
ILLINOIS COMMUNITY BANCORP INC
filed 1997-10-09
CIK 1011941

                        ILLINOIS COMMUNITY BANCORP, INC.



                                      1997

                                 ANNUAL REPORT

Dear Stockholder:

It is with great pleasure that we present Illinois Community Bancorp, Inc.'s Annual Report to Shareholders for the fiscal year ended June 30, 1997.

The overwhelming local public response to our initial stock offering in September of 1995 has presented a challenge to your Board and Senior Management. Specifically, optimal deployment of capital has become one of our primary area's of strategic focus. Toward this end, we undertook several significant initiatives during fiscal year 1997.

First, we made every attempt to internally leverage the capital base through growth in our loan portfolio with strong, safe and profitable loans. Loans receivable increased during the year by $9.1 million, or 25.4%. The increase in loans, representing the highest level of growth, other than last year, in our history, was accomplished through expansion of our loan product line, added management expertise in our lending staff, and aggressive direct marketing efforts in our primary banking area. Concurrently, our overall marketing efforts resulted in an increase of $7.1 million in new deposit accounts, or a 19.5% increase over fiscal year end 1996.

Second, we remain committed to the local community bank concept and have made a firm commitment to further establishing our presence and enhancing our visibility in the community, and significantly improving the level of service to our present and future customers. In January, 1997, we opened our new Mid-America Banking Facility. The new 10,000 square foot facility has provided customers a full range of banking services including loans, drive-up banking and drive-up ATM services. In June 1996, we completed an upgrade to our internal data processing system. The improvements will provide our customers better quality account information, as well as providing a higher level of detailed information for management, and increased efficiency of bank personnel. In August of 1996 we formed Illinois Leasing Corporation to provide leasing services to our community as an alternative to normal banking operations. The Bank's Trust and Investment Management Center began operations in April of 1997. The full service brokerage and investment management service allows the Bank to serve additional needs of our customers, and provides an additional source of non-interest income.

Earnings performance for fiscal 1997 represents a decrease of $424,000 compared to fiscal 1996. The reduced earnings were primarily attributable to an increase in operating expenses including the one time "SAIF" special assessment signed into law in September, 1996, to recapitalize the Savings Association Insurance Fund. This legislation required Illinois Community Bank, then Illinois Guarantee Savings Bank, a "SAIF" insured savings institution, to pay a one-time special assessment of 65.7 cents for every $100 of deposits. Based on the formula, our assessment was $207,632, which was realized entirely in the first quarter of fiscal year 1997. It is important to keep in mind that the special assessment was fully anticipated by management of Illinois Community Bank and by all SAIF insured institutions in the industry. Increases in future earnings will more than offset the negative impact on fiscal year earnings since the deposit insurance premiums that Illinois Community Bank pay will now decline from an average of 23.4 cents to 6.4 cents, per $100 of deposits, effective January 1, 1997. No later than January 1, 2000, deposit insurance premiums will be reduced to 2.4 cents per $100 of deposits. Also contributing to the increase in annual operating expenses was: the January 21, 1997, opening and staffing of our new, full-service, Mid-America Banking Facility; legal and administrative costs associated with positive changes to corporate structure, including the formation of a Bank Holding Company; a Regulatory Charter change to that of a State Commercial Bank; and, the addition of expertise at the senior management level.

Letter to Stockholders
Page 2


June 30, 1997 ended a year of great accomplishment that had an obvious negative impact on short-term profitability. Senior Management remains very encouraged by the overall asset growth, and quality and performance thereof. Fee based revenues continued to increase steadily during the year. Although total earnings were clouded by the one-time SAIF assessment, and other costs, it is clear that ensuring the integrity of the deposit insurance system will greatly enhance the bank's long term profitability, vitality and competitiveness. In addition, management believes operating efficiency ratios will continue to show improvement in the coming year.

In conclusion, the Directors, Officers and Staff wish to thank all of you for your support of Illinois Community Bancorp, Inc. over its first full year of operations as a public company. We will continue to adapt to change in our industry, continue to promote employee involvement in the community, look forward to fiscal 1998 with cautious optimism, and remain ever-committed to maximizing the value of your investment in our Corporation.

Respectfully,

ILLINOIS COMMUNITY BANCORP, INC.



Douglas A. Pike                               Gerald E. Ludwig
President                                     Chairman of the Board

                                    GENERAL

ILLINOIS COMMUNITY BANCORP, INC.

     Illinois Community Bancorp, Inc. (the "Company"), an Illinois corporation, was organized by Illinois Guarantee Savings Bank, FSB ("Illinois Guarantee" or the "Bank," as applicable) to be a savings institution holding company. The Company was organized at the direction of the Bank in June 1996 to acquire all of the capital stock of the Bank upon the consummation of the reorganization of the Bank into the holding company form of ownership, (the "Reorganization") which was completed on September 27, 1996, and the Company's Common Stock became registered under the Securities Exchange Act of 1934 on September 27, 1996. During the current year the Company invested $530,000 in two newly formed corporations. This investment was funded by dividends from the Bank. Illinois Leasing Corporation (ILC) was formed to provide commercial leasing services and Illinois Financial Corporation (IFC) was formed to provide additional financial services to the Bank's customers. The Company has no significant assets other than capital stock in the Bank, ILC, and IFC and cash retained by the Company following the reorganization. The Company has registered with the Board of Governors of the Federal Reserve System as a bank holding company. The Company's principal business is the business of the Bank, with insignificant effect from ILC.

     The executive offices of the Company are located at 210 E. Fayette Avenue, Effingham, Illinois 62401-3613 and the telephone number is (217) 347-7127.

ILLINOIS COMMUNITY BANK

     Illinois Community Bank ("Illinois Community" or the "Bank," as applicable) is a state chartered commercial bank with its main office in Effingham, Illinois. The predecessor to the Bank, Illinois Guarantee, was founded on April 7, 1893 as an Illinois state-chartered savings and loan association, and its deposits have been federally insured since 1959. The institution has been a member of the Federal Home Loan Bank ("FHLB") of Chicago since 1949. In February 1990, Illinois Guarantee converted from a state-chartered savings and loan association to a federally chartered savings bank under its current name. The Bank completed its conversion from a federally chartered mutual savings bank to a federally chartered capital stock savings bank (the "Conversion") on September 28, 1995 (the "Conversion Date") through the sale and issuance of 502,550 shares of Bank Common Stock at a price of $10.00 per share for gross proceeds of $5,025,500 and proceeds, net of Conversion expenses, of $4,563,000. Illinois Guarantee then converted to Illinois Community Bank on April 21, 1997.

     The Bank's main office is located at 210 E. Fayette Avenue, Effingham, Illinois 62401-3613, and its telephone number is (217) 347-7127. The Bank considers its primary market area to be its home county of Effingham and the contiguous counties. The Bank serves its market area through its main office and the new Mid-America branch, both in Effingham, Illinois.

     The business of the Bank primarily consists of attracting savings deposits from the general public and investing such deposits in loans secured by single-family residential real estate, investment securities, including U.S. Government and Agency securities, interest-earning deposits, mortgage-backed securities and local municipal securities. The Bank also makes business and commercial loans and leases, multi-family and commercial real estate loans, and consumer loans, including automobile loans and deposit account loans. The Bank emphasizes the origination of residential real estate mortgage loans with adjustable interest rates and fixed-rate loans qualified for sale in the secondary mortgage market, and makes other investments which are responsive to changes in interest rates, and which allow the Bank to more closely match the interest rates and maturities of its assets and liabilities.

     The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits for each depositor. The FHLB of Chicago, of which the Bank is a member, is one of the 12 district banks comprising the FHLB System. The Bank is subject to comprehensive examination, supervision and regulation by the Illinois Office of Banks and Real Estate ("OBRE") and the FDIC. Such regulation is intended primarily for the protection of depositors.

ILLINOIS LEASING CORPORATION

     Illinois Leasing Corporation (ILC) is a subsidiary incorporated to conduct leasing activities outside of the banking activities of Illinois Community Bank. ILC is wholly owned by the Company and was incorporated during the year ended June 30, 1997. The operations of ILC are currently insignificant in comparison to the total operations of the Company. During the year ended June 30, 1997, ILC originated thirteen commercial leases, primarily operating leases, in the total amount of $567,000. The operations of ILC have been consolidated in those of the Company.

ILLINOIS FINANCIAL CORPORATION

     Illinois Financial Corporation (IFC) is a subsidiary incorporated to conduct financial services in the Bank's market area. IFC is wholly owned by the Company and was incorporated during the year ended June 30, 1997. IFC did not have any significant operational actives in the year ended June 30, 1997.

NEW BUSINESS STRATEGIES

     New management joined the Bank in 1995 and the managerial structure has developed in accordance with new business strategies intended to increase presence, new market segment penetration, and overall market share in its primary market area of Effingham County, Illinois ("Primary Market Area"). These new strategies, under the guidance and implementation of the newly formed management team, have increased lending activities, non-traditional banking service activities, and sources of fee income. New business development strategies include (i) hiring of experienced commercial banking personnel including a new Chief Credit Officer, Chief Administrative Officer, Controller, and a Trust and Investment Management Officer; (ii) instituting a manager call program encouraging direct contact with local businesses, property developers, realtors, home builders, auto dealers and others; (iii) improving customer service, educating staff, and developing a sales culture bankwide. Illinois Leasing Corporation, Inc., a subsidiary of the holding company, has provided enhanced services in its first year of operation in the form of commercial equipment leasing and alternatives to traditional commercial lending. The Bank's Trust and Investment Management Center began operations in April, 1997. Full service brokerage and investment management services, offered at the bank through our affiliate PRIMEVEST Financial Services, allows the Bank to better serve our customers' overall long term investment and financial planning needs.

                               MARKET INFORMATION

     At the present time, the Company's common stock is listed and traded over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau. The high and low bid information for the Company's common stock for the fiscal quarters since the Bank's initial public offering was completed on September 28, 1995 is as follows:

                                        Bid Price(1)
                                     -----------------
            For the Quarter Ended     High       Low
            ---------------------    ------     ------

            December 31, 1995        $11.75     $10.00
            March 31, 1996            11.50      11.50
            June 30, 1996             12.50      11.50
            September 30, 1996        10.50      12.00
            December 31, 1996         12.50      12.00
            March 31, 1997            12.00      12.00
            June 30, 1997             12.62      12.50
--------------------

(1) Based on bids received by Trident Securities, Inc. The quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions. Represents trading in the Bank's common stock, as became the Company's common stock was not outstanding until September 27, 1996.

          There is currently no active market for the Company's common stock and it is not expected that an active market for the Company's common stock will develop. There were approximately 268 stockholders of record at September 1, 1997. Through June 30, 1997, the Company had declared during the quarter ended December 31, 1996 and paid in January of 1997 a cash dividend of $0.15 per share and declared an additional dividend of $0.15 per share during the quarter ended June 30, 1997, payable in July of 1997.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.

FINANCIAL CONDITION DATA:

                                                      At June 30,
                                       -------------------------------------------
                                        1997     1996     1995     1994     1993
                                       -------  -------  -------  -------  -------
                                                  (Dollars in thousands)
Total amount of:
 Assets..............................  $59,799  $46,421  $36,393  $35,195  $35,481
 Loans receivable, net...............   45,219   36,069   21,846   21,251   20,185
 Cash and investment securities (1)..    9,611    6,814   11,319   10,683   10,994
 Mortgage-backed securities (2)......    1,422    1,773    2,326    2,696    3,741
 Deposit and demand accounts.........   43,662   36,548   32,703   31,787   32,757
 Advances - FHLB.....................    7,958    1,608        0        0        0
 Other borrowings....................      316      356        0        0        0
 Stockholders equity (3).............    7,092    7,302    2,959    3,049    2,874
----------------------------------------------------------------------------------
Number of:
 Real estate loans...................      782      758      722      768      726
 Deposit and demand accounts.........    5,704    5,847    4,564    4,485    3,992
 Offices open........................        2        1        1        1        1
-------------

(1) Includes available for sale securities (at estimated market values) of $6,503,000, $6,108,000 and $2,004,000 at June 30, 1997, 1996 and 1995.
(2) Includes available for sale mortgage-backed securities (at estimated market values) of $1,422,000 and $1,773,000 at June 30, 1997 and 1996.
(3) Includes unrealized gains on securities and mortgaged-backed securities held as available for sale of $278,000, $142,000 and $121,000 at June 30, 1997,
    1996 and 1995.

SUMMARY OF OPERATIONS

                                                       Year Ended June 30,
                                           -----------------------------------------------
                                            1997      1996      1995      1994      1993
                                           -------   -------   -------   -------   -------
                                                      (Dollars in thousands)
Interest income..........................  $ 3,844   $ 3,017   $ 2,379   $ 2,177   $ 2,477
Interest expense.........................    2,234    (1,687)   (1,416)   (1,263)   (1,575)
                                           -------   -------   -------   -------   -------
Net interest income......................    1,610     1,330       963       914       902
Provision for loan losses................     (141)      (81)      (50)       --        --
                                           -------   -------   -------   -------   -------
Net interest income after provision
 for loan losses.........................    1,469     1,249       913       914       902
Non-interest income......................      161        59        38       119        54
Non-interest expense.....................   (2,023)   (1,019)     (883)     (550)     (591)
                                           -------   -------   -------   -------   -------
Income (loss) before provision for
 income tax..............................     (393)      289        68       483       365
Provision for (benefit from) income tax..     (147)      111         7       168       116
                                           -------   -------   -------   -------   -------
Net income (loss) before effects of
 change in accounting principle..........     (246)      178        61       315       249
Cumulative effect of change in
 accounting principle....................       --        --        --         4        --
                                           -------   -------   -------   -------   -------
Net income (loss)........................  $  (246)  $   178   $    61   $   319   $   249
                                           =======   =======   =======   =======   =======

KEY RATIOS

                                                          At or for the Year Ended June 30,
                                                          ---------------------------------
                                                           1997         1996         1995
                                                          -------      -------      -------
PERFORMANCE RATIOS:
 Return on assets (net income divided by average
  total assets).........................................   (0.46)%        0.43%        0.17%
 Return on equity (net income divided by
  average equity).......................................   (3.41)%        2.81%        2.07%
 Net yield on interest-earning assets
  (net income as a percentage of average
  interest-earning assets)..............................     3.23%        3.36%        2.79%
 Interest rate spread (combined weighted average
  interest rate earned less combined weighted
  average interest rate cost)...........................     2.64%        2.65%        2.40%
 Non-interest expense to average total assets...........     3.77%        2.45%        2.49%

Asset quality ratios:
 Nonperforming assets to total assets at end of period..     0.37%        0.86%        0.29%
 Allowance for loan losses to non-performing loans......   199.43%       64.67%      265.15%
 Allowance for loan losses to total loans
  receivable, net.......................................     0.77%        0.63%        0.79%

Capital ratios:
 Stockholders' equity to total assets at end of period..    11.86%       15.73%        8.13%
 Equity-to-Assets Ratio (average equity divided
   by average total assets).............................    13.45%       15.21%        8.38%
 Average interest-earning assets to average
   interest-bearing liabilities.........................   113.08%      116.64%      108.71%

Per Share Data:

 Net income (loss) (1)..................................  $ (0.53)     $  0.30           --
 Pro forma net income (2)...............................       --         0.38           --
 Book value (3).........................................    14.11        14.53           --
-------------

(1) Net income for June 30, 1996 is calculated using the period from October 1, 1995 through June 30, 1996. The Bank converted to a stock savings bank on September 28, 1995 and the earnings from the date of conversion to September 30, 1995 were considered insignificant on the per share calculation.
(2) Pro forma amount does not reflect pro forma effects of the stock conversion on September 28, 1995 since the beginning of the year.
(3) Book value includes the liquidation account of the mutual share holders as of the date of conversion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

          The business of the Bank consists of attracting deposits from the general public and using these funds to originate residential mortgage and home equity loans, business loans, multi-family and commercial real estate loans, automobile loans, and consumer loans. To a lesser extent, the Bank invests in interest-bearing deposits, U.S. Government and federal agency securities, mortgage-backed securities and local municipal securities. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on loans and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits and Federal Home Loan Bank short term borrowings. Net interest income is affected by the relative amounts of interest-earning assets and interest bearing liabilities, and the interest earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income.

          The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of loan fees and late charges, recently supplemented by fees generated from the sale of qualified mortgage loans to the secondary mortgage market, and by commissions generated through Trust and Brokerage services. Non-interest expense consists of salaries and benefits, occupancy related expenses, deposit insurance premiums, and other operating expenses.

          The operations of the Bank, and financial institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

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

          Since the early 1980's, the Bank has stressed the origination of adjustable rate mortgage loans. At June 30, 1997, $16.8 million, or 36.85%, of the Bank's total loans secured by real estate were adjustable rate mortgages.
In addition, the Bank had $363,000 in adjustable rate mortgage-backed securities at June 30, 1997.

          In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of short and intermediate-term investment securities and other assets. At June 30, 1997, the Bank had $1.6 million of investment securities including mortgage-backed securities and interest-bearing deposits maturing within one year and $3.9 million maturing within one to five years. At June 30, 1997, the Bank also had $3.8 million in investment securities including mortgage-backed securities maturing after five years, of which $1.5 million represented the Bank's investment in an asset management adjustable rate fund, which is an uninsured mutual fund, which thereby carries greater risk than government insured investment securities.

          In the future, in managing its interest rate sensitivity, the Bank intends to continue to stress the origination of adjustable-rate mortgages and loans with shorter maturities, the purchase of adjustable rate mortgage-backed securities and the maintenance of a consistent level of short-term securities. In addition, the Bank has increased its origination of fixed-rate mortgage loans, and then sell such loans in the secondary mortgage market to FHLMC.

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

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997 which are expected to mature or reprice in each of the time periods shown/(1)/.

                                                        Over One     Over Five
                                           One Year     Through       Through     Over Ten
                                            or Less    Five Years    Ten Years     Years        Total
                                           ---------  ------------  -----------  ----------  -----------
                                                                   (In thousands)
Interest-earning assets:
  Real estate loans......................   $21,992      $  9,601      $ 2,987      $1,729      $36,309
  Commercial loans.......................     2,452           449           --          --        2,901
  Consumer and other.....................     2,925         3,460            6          --        6,391
  Investment securities (1)(2)...........     1,494         2,853        1,243       1,910        7,500
  Mortgage-backed securities.............       552           593          238          14        1,397
                                            -------      --------      -------      ------      -------
    Total................................    29,415        16,956        4,474       3,653       54,498
                                            -------      --------      -------      ------      -------

Interest-bearing liabilities:
  Deposits (3)...........................    19,249        19,377        2,617          --       41,243
  FHLB advances..........................     6,458         1,500           --          --        7,958
  Other..................................        40           160          116          --          316
                                            -------      --------      -------      ------      -------
    Total................................    25,747        21,037        2,733          --       49,517
                                            -------      --------      -------      ------      -------

Interest sensitivity GAP.................   $ 3,668      $ (4,081)     $ 1,741      $3,653      $ 4,981
                                            =======      ========      =======      ======      =======
Cumulative interest sensitivity GAP......   $ 3,668      $   (413)     $ 1,328      $4,981
                                            =======      ========      =======      ======
Ratio of interest-earning assets
  to interest-bearing liabilities........    114.25%        80.60%      163.70%         NA       110.06%
                                            =======      ========      =======      ======      =======
Ratio of cumulative GAP to total assets..      6.13%       (0.69)%        2.22%       8.33%        8.33%
                                            =======      ========      =======      ======      =======
____________________

(1)  Investment securities are at amortized cost.
(2) Investment securities include interest-bearing deposits and time deposits. Call dates on various securities have not been considered.
(3)  In calculating this table, the Bank has used the assumptions which follow:
     (i) the decay rate for passbook and demand accounts is considered to be 0.00% for the first year, 80% in years two through five, and 20% in years six through ten; (ii) the decay rate for money market accounts is considered to be 50% for the first year and 50% for years two through three; and (iii) and no prepayment assumptions were used for loans.


   Management believes the current one-year gap of 6.13% presents a slight risk to the net interest income margin should a decrease occur in the current level of interest rates. If interest rates increase, the Bank's positive one-year gap should cause the net interest margin to increase. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured balance of rates spread by term to maturity and does not anticipate a change in such objectives over the next year.

   The preceding table was prepared utilizing certain assumptions regarding prepayment and decay rates which management of the Bank believes reflect Illinois Community Bank's actual experience. While management does not believe that these assumptions will be materially different from Illinois Community Bank's actual experience, the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

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

                                                                Year Ended June 30,
                                               ----------------------------------------------------------
                                                          1997                           1996
                                               ---------------------------   ----------------------------
                                                                   Average                        Average
                                                                   Yield/                         Yield/
                                               Balance   Interest  Cost      Balance   Interest   Cost
                                               --------  --------  -------   --------  ---------  -------
                                                              (Dollars in thousands)
Interest-earning assets:
  Loan receivable, net.......................  $41,455     $3,347     8.07%     $28,603   $2,314   8.09%
  Investment securities......................    6,833        373     5.46        8,936      548   6.13
  Mortgage-backed securities.................    1,550        124     8.00        2,046      155   7.58
                                               -------     ------   ------      -------   ------   ----
    Total interest-earning assets............   49,838      3,844     7.71       39,585    3,017   7.62
                                                           ------   ------                ------   ----
Non-interest-earning assets..................    3,868                            2,018
                                               -------                          -------
     Total assets............................  $53,706                          $41,603
                                               =======                          =======

Interest-bearing liabilities:
  Deposits...................................  $38,322     $1,895     4.94%     $33,444   $1,652   4.93
  Advances FHLB..............................    5,412        311     5.75          205       12   5.83
  Other......................................      339         28     8.26          288       23   7.99
                                               -------     ------   ------      -------   ------   ----
    Total interest-bearing liabilities.......   44,073      2,234     5.07       33,937    1,687   4.97
                                                           ------   ------                ------   ----
Non-interest-bearing liabilities.............    2,411                            1,337
                                               -------                          -------
    Total liabilities........................   46,484                           35,274
    Common stock.............................        5                              387
    Paid-in capital..........................    4,693                            3,124
    Retained earnings........................    2,688                            2,949
    Valuation reserves.......................      177                              157
    ESOP plan shares.........................     (341)                            (288)
                                               -------                          -------
      Total liabilities and retained
        earnings.............................  $53,706                          $41,603
                                               =======                          =======
Net interest income..........................              $1,610                         $1,330
                                                           ======                         ======
Interest rate spread.........................                         2.64%                        2.65%
                                                                    ======                       ======
Net yield on interest-earning assets.........                         3.23%                        3.36%
                                                                    ======                       ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities.......                       113.08%                      116.64%
                                                                    ======                       ======

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

                                                    Year Ended June 30,
                                             ---------------------------------
                                                 1997     vs.     1996
                                             ---------------------------------
                                                    Increase (Decrease)
                                                       Due to
                                             ---------------------------------
                                                               Rate/
                                             Volume    Rate   Volume    Total
                                             -------  ------  -------  -------
                                                      (In thousands)
  Interest Income:
    Loan portfolio, net....................  $1,040   $  (6)     $(1)  $1,033
    Mortgage-backed securities.............     (38)      9       (2)     (31)
    Investment securities..................    (129)    (60)      14     (175)
                                             ------   -----      ---   ------
      Total interest-earning assets........     873     (57)      11      827
                                             ------   -----      ---   ------

  Interest expense:
    Deposits...............................     240       3       --      243
       Advances - FHLB.....................     304      --       (5)     299
       Other...............................       4       1       --        5
                                             ------   -----      ---   ------
       Total interest-bearing liabilities..     548       4       (5)     547
                                             ------   -----      ---   ------
  Change in net interest income............  $  325   $ (61)     $16   $  280
                                             ======   =====      ===   ======


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1997 AND 1996

  The Company experienced growth during fiscal year 1997, as the Company's assets increased by $13.4 million, or a 28.8%, from $46.4 million at June 30, 1996 to $59.8 million at June 30, 1997. This growth can be attributed to the implementation of business strategies of increasing market awareness. The Bank expects growth over the next one to three years of approximately 10% per year. This growth rate could be significantly influenced by the new branch facility which was completed in January of 1997.

  Loans receivable increased by $9.1 million, or 25.4%, during fiscal year 1997, from $36.1 million at June 30, 1996 to $45.2 million at June 30, 1997. The increase in the Bank's loan portfolio were $2.2 million increase in one to four family residential loans, $3.4 million increase in commercial and agricultural real estate loans, $1.7 million in commercial loans, and a $0.7 million in automobile loans. The increase in these lending activities was due to the implementation of business strategies of increasing market awareness.

  Cash and investment securities increased by $2.8 million, or 41.0%, during fiscal year 1997 from $6.8 million at June 30, 1996 to $9.6 million at June 30, 1997. The increase was due to the increase yields and liquidity needs.

  Mortgaged-backed securities decreased by $351,000, or 19.8%, during fiscal year 1997 from $1.8 million at June 30, 1996 to $1.4 million at June 30, 1997. The decrease was primarily the result of the paydown on principal. Management does not intend to purchase any additional mortgage-backed securities.

  Premise and equipment has increased by $1.5 million, or 117.3%, during fiscal year 1997 from $1.3 million at June 30, 1996 to $2.7 million at June 30, 1997. This increase is primarily from the completion of the branch facility. The Bank anticipates no substantial addition during the 1998 fiscal year.

  The Bank's deposits have grown $7.1 million, or 19.5%, during the last fiscal year from $36.5 million to $43.7 million for the fiscal years ended June 30, 1996 and 1997, respectively. This deposit growth is attributed to new deposits and an increase in existing customer deposits. The Bank attributes this growth to the increased community awareness of the Bank from the stock conversion and increase lending activity. The Bank is anticipating a ten to fifteen percent increase in deposits in the next year due to the community awareness and the branch facility, however, there can be no assurance that such deposit growth will be achieved. This growth will assist in providing liquidity for the Bank's lending activities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

  Net Income. The Company had a net loss for the year ended June 30, 1997 of $246,000 compared to a net income of $178,000 for the year ended June 30, 1996. This decrease of $424,000 was primarily due to an increase in provision for loan losses of $60,000 and non-interest expense of $1.0 million which was offset by an increase in net interest income of $280,000, non-interest income of $102,000, and income tax benefit of $258,000.

  Net Interest Income. Net interest income for the year ended June 30, 1997 was $1.6 million compared to $1.3 million for the year ended June 30, 1996. This increase is from the interest rate spread, 2.64%, on the growth of interest earning assets. Interest bearing liabilities increased a similar amount during 1997.

  Interest Income. Interest income increased by $827,000, or 27.4%, from $3.0 million for the year ended June 30, 1996 to $3.8 million for the year ended June 30, 1997. This increase was the result of a $10.2 increase in the average balance of interest bearing assets from $39.6 million in 1996 to $49.8 million in 1997. In addition, average yield on interest-earning assets increased by 0.09% from 7.62% for the year ended June 30, 1996 to 7.71% for the year ended June 30, 1997. The Bank attributes this improvement to increased market awareness and implementation of business strategies.

  Interest Expense. Interest expense increased $547,000, or 32.4%, from $1.7 million for the year ended June 30, 1996 to $2.2 million for the year ended June 30, 1997. This increase was attributed to an increase in average interest-bearing liabilities of $10.1 million, or 29.9%, from $33.9 million in 1996 to $44.0 million in 1997. In addition, the average cost on interest-bearing liabilities increased by 0.10% from 4.97% for the year ended June 30, 1996 to 5.07% for the year ended June 30, 1997. Deposit growth of $7.1, or 19.5%, from $36.5 million for the year ended June 30, 1996 to June 30, 1997 was not sufficient to fund interest-bearing assets increase for the same period. The Bank had to request additional advances of $6.4 million during the year ended June 30, 1997 to fund the increase in the interest-bearing assets. The average cost of these advances was 0.81% greater than the average-cost of deposits. The Bank has money borrowed from another bank to fund the purchase of the ESOP shares. The other borrowed money amounted to $316,000 as of June 30, 1997 with an average interest rate of 8.26% with interest expense of $28,000 for the year ended June 30, 1997.

  Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio composition, prior loan experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. During the years ended June 30, 1997 and 1996 the Bank's provision for loan losses was $141,000 and $81,000, respectively. This increase was due to an increase in the loan portfolio.

  At June 30, 1997, the Bank's allowance for loan losses was $351,000. The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. General loan loss allowances are added back to capital to the extent permitted in computing risk-based capital. At June 30, 1996, approximately $302,000 of the general allowance was eligible to be counted as risk-based capital. Both general and specific loss allowances are charged to expense. The consolidated financial statements of the Bank are prepared in accordance with

GAAP and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP, however, future reserves may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination. Additional loan loss provisions may be necessary, as lending activities increase.

  Non-Interest Income. Non-interest income increased by $102,000, or 172.9%, from $59,000 for the year ended June 30, 1996 to $161,000 for the year ended June 30, 1997. The increase in non-interest income was due primarily to increase of $42,000 in deposit account fees, $18,000 in ATM fees, $25,000 of fees and late charges on loans, and rental income from the branch of $7,000. Fees for the demand accounts and loan can be attributed to increase in these account, ATM service fees were implemented in 1997, and rental income was from the opening of the branch in 1997.

  Non-Interest Expense. Non-interest expense increased $1.0 million, or 98.5%, from $1.0 million for the year ended June 30, 1996 to $2.0 million for the year ended June 30, 1997. This increase in non-interest expense was due primarily from an increase of $401,000 in compensation and employee benefits, $138,000 in occupancy and equipment expense, $142,000 in professional fees, and $185,000 in deposit insurance expense. Compensation and employee benefits increase was due primarily from increased cost of the branch facility and management recognition plan expenses, and the accrual of an expense from a legal settlement relating to a former employee. Occupancy and equipment expense increase was primarily from the opening of the branch facility. Professional fees increase was primarily from increased cost of being a publically held corporation and accrual of legal fees for litigation. The Bank's deposit insurance increase this year was from a one-time SAIF special assessment of $208,000 which was partially offset by reduced SAIF deposit insurance rates.

  Nonperforming Assets. At June 30, 1997, the Bank had $221,000 in nonperforming assets compared to $400,000 at June 30, 1996. As of June 30, 1997, the Bank had $45,000 of real estate held for sale compared to $49,000 at June 30, 1996. The real estate held for sale consisted of unimproved building lots. One lot was sold during the year ended June 30, 1997.

  Provision for Income Taxes. For the year ended June 30, 1997, the Bank recorded a benefit from income taxes of an effective rate of 37.3% from the operating loss for the year. For the year ended June 30, 1996, the Bank recorded a provision for income taxes at an effective rate of 38.4%.

LIQUIDITY AND CAPITAL RESOURCES

  The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Liquidity management is both a daily and long-term function of management. If the Bank requires funds beyond its ability to generate internally, the Bank believes it could borrow additional funds from the FHLB. The Bank had to request additional advances of $6.4 million from the FHLB during the year ended June 30, 1997.

  The primary investing activity of the Bank is the origination of loans.
During the year ended June 30, 1997, purchases of investment securities totaled $3.5 million while loan originations totaled $18.9 million. These investments were funded primarily from loan and mortgage-backed security repayments of $8.0 million, sales of loans to FHLMC and participation of loans of $1.9 million, and investment security maturities of $2.0 million.

  At June 30, 1997, the Bank had $2.6 million in outstanding commitments to originate fixed rate loans and $2.2 million of unused lines of credit. The Bank anticipates that it may not have sufficient funds available to meet its current loan origination commitments and additional advances from FHLB may be requested. Certificates of deposit which are scheduled to mature in one year or less totaled $16.1 million at June 30, 1997. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

  At June 30, 1997, the Bank exceeded all of its regulatory capital requirements.

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

  Disclosure of Certain Significant Risks and Uncertainties. In December 1994, the AICPA issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties," which requires entities to disclose specified information, including a description of certain risks and uncertainties. SOP 94-6 requires four new disclosures related to: (1) the nature of an entities operations, (2) a statement about the use of estimates in the financial statements, (3) uncertainties concerning estimates that affect financial statement amounts if it is reasonably possible that the estimates that will change within a year and that change could be material to the financial statements, and (4) risks related to concentrations in volume of business, sources of supply, revenue or market or geographic area if those concentrations expose the entity to risk of a disruption in operations within a year. The first two disclosures will always be necessary whereas the disclosure about certain significant estimates and vulnerability from concentrations apply if criteria specified in SOP 94-6 are met. SOP 94-6 is effective for fiscal years ending after December 15, 1995.
SOP 94-6 was adopted by the Company during fiscal year end 1997, without material financial statement effect.

  Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement does not apply to financial instruments, long-term customer relationships of a financial institution (core deposits), mortgage and other servicing rights and deferred tax assets. SFAS No. 121 requires the review of long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances include, for example, a significant decrease in market value of an asset, a significant change in use of an asset, an adverse change in a legal factor that could effect the value of an asset. If such an event occurs and it is determined that the carrying value of the asset may not be recoverable, an impairment loss should be recognized as measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value can be determined by a current transaction, quoted market prices or present value of estimated expected future cash flows discounted at the appropriate rate. The statement is effective for fiscal years beginning after December 15, 1995. The Company adopted this statement July 1, 1996 without any material impact on its results of operations or financial position.

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

  Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In December of 1996, the FASB issued SFAS No. 127, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which defers the effective date of SFAS No. 125 for one year.

  Earnings Per Share. In February of 1997, the FASB issued SFAS No. 128, "Earnings Per Share," that specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS is effective for financial statements ending after December 15, 1997. The Company does not anticipate implementation of SFAS No. 128 will have a material effect on its earning per share computation.

  Disclosure of Information About Capital Structure. In February of 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," that specifies standards for disclosing information about an entity's capital structure. SFAS is effective for financial statements ending after December 15, 1997. The Company does not anticipate implementation of SFAS No. 129 will have any disclosure effect on its financial statements.

  Reporting Comprehensive Income. In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires classification of items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. This statement is effective for fiscal years beginning after December 31, 1997. The Company will implement SFAS No. 130 for their year ended June 30, 1999.

  Disclosures about Segments of an Enterprise and Related Information. In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires that those businesses report selective information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for fiscal years beginning after December 31, 1997. The Company will implement SFAS No. 131 for their year ended June 30, 1999.

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

  To alleviate this disparity, the U.S. Department of Treasury, the FDIC and the U.S. Congress provided for a one-time assessment of 65.7 basis points be imposed on all SAIF-insured deposits to cause the SAIF to reach its designated reserve ratio.

  The payment of this special assessment severely and negatively impact the Bank's results of operations for year ended June 30, 1997, resulting in an expense of $208,000 special assessment imposed and the SAIF is recapitalized.
It will have the effect of reducing the Bank's insurance premiums in the future, thereby creating equal competition between BIF-insured and SAIF-insured institutions.

                               TABLE OF CONTENTS

                                                     Page

Independent Auditors' Report.........................  18

Consolidated Financial Statements
    Consolidated Statements of Financial Condition...  19
    Consolidated Statements of Income................  20
    Consolidated Statements of Stockholders' Equity..  21
    Consolidated Statements of Cash Flows............  22
    Notes to Consolidated Financial Statements.......  24

         [LETTERHEAD OF LARSSON, WOODYARD & HENSON, LLP APPEARS HERE]

                         Independent Auditors' Report



To the Board of Directors
Illinois Community Bancorp, Inc.
 and Subsidiaries
Effingham, Illinois

We have audited the accompanying consolidated statements of financial condition of Illinois Community Bancorp, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years then ended June 30, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Illinois Community Bancorp, Inc. and Subsidiaries as of June 30, 1997 and 1996 and the results of their operations and their cash flows for each of the years then ended June 30, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.


/s/ LARSSON, WOODYARD & HENSON, LLP

July 25, 1997

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            June 30, 1997 and 1996

                                                                   June 30,
                                                               ----------------
                                                                 1997     1996
                                                               -------  -------
ASSETS                                                             (1,000's)
                                                               ----------------
Cash and Cash Equivalents:
 Cash                                                          $ 1,708  $   267
 Interest bearing deposits                                         767    1,129
                                                               -------  -------
   Total Cash and Cash Equivalents                               2,475    1,396

Securities available for sale, amortized cost of $7,497 and
 $6,675 at June 30, 1997 and 1996, respectively                  7,925    6,892
Securities held to maturity, estimated market value of
 $633 and $299 at June 30, 1997 and 1996, respectively             633      299
Loans receivable, net                                           45,219   36,069
Accrued interest receivable                                        453      309
Premises and equipment, net                                      2,742    1,262
Real estate held for sale                                           45       49
Prepaid income taxes                                               121        0
Organization expense                                                71        0
Other assets                                                       115      145
                                                               -------  -------

         Total Assets                                          $59,799  $46,421
                                                               =======  =======

    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                       $43,662  $36,548
Advances from Federal Home Loan Bank                             7,958    1,608
Other borrowings                                                   316      356
Advances from borrowers for taxes and insurance                     79       91
Accrued interest payable                                           154      103
Accrued income taxes                                                 0       41
Accrued expenses                                                   180       19
Accrued dividends                                                   75        0
Deferred income taxes                                               97       16
Other liabilities                                                  186      337
                                                               -------  -------
    Total Liabilities                                           52,707   39,119
                                                               -------  -------

Commitments and Contingencies

Stockholders' Equity
 Common stock, $.01 par value; authorized 4,000,000 shares
  502,550 shares issued and outstanding                        $     5  $   503
 Paid-in capital                                                 4,693    4,066
 Retained earnings                                               2,432    2,947
 Unrealized gain on securities held available for sale             278      142
 Unearned employee stock ownership plan                           (316)    (356)
                                                               -------  -------
   Total Stockholders' Equity                                    7,092    7,302
                                                               -------  -------

   Total Liabilities and Stockholders' Equity                  $59,799  $46,421
                                                               =======  =======

         See accompanying notes to consolidated financial statements.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               For the Years Ended June 30, 1997, 1996 and 1995

                                                  Year Ended June 30,
                                                -----------------------
                                                 1997    1996     1995
                                                ------  ------   ------
                                                         (1,000's)
                                                -----------------------
Interest income:
 Interest on loans                              $3,347  $2,314   $1,581
 Interest and dividends on securities              497     703      798
                                                ------  ------   ------
   Total interest income                         3,844   3,017    2,379
                                                ------  ------   ------

Interest expense:
 Interest on deposits                            1,895   1,652    1,416
 Interest on Federal Home Loan Bank advances       311      12        0
 Interest on other borrowings                       28      23        0
                                                ------  ------   ------
   Total interest expense                        2,234   1,687    1,416
                                                ------  ------   ------

   Net interest income                           1,610   1,330      963

Provision for loan losses                          141      81       50
                                                ------  ------   ------

   Net interest income after provision
    for loan losses                              1,469   1,249      913
                                                ------  ------   ------

Non-interest income:
 Realized gain on sale of securities                 0       2        0
 Gain on sale of premises                            0      11        0
 Other fees                                        107      38       22
 Insurance commissions                               5       5        8
 Other                                              49       3        8
                                                ------  ------   ------
                                                   161      59       38
                                                ------  ------   ------

Non-interest expense:
 Compensation and employee benefits                914     513      554
 Occupancy and equipment                           247     109       63
 Data processing                                   112      81       69
 Audit, legal and other professional               193      51       26
 SAIF deposit insurance                            273      88       85
 Advertising                                        40      39       30
 Other                                             244     138       56
                                                ------  ------   ------
                                                 2,023   1,019      883
                                                ------  ------   ------

  Income (loss) before income taxes               (393)    289       68

Provision for (benefit from) income taxes         (147)    111        7
                                                ------  ------   ------

  Net income (loss)                             ($ 246) $  178   $   61
                                                ======  ======   ======

Earnings (loss) per share                       ($0.53) $ 0.30      N/A
                                                ======  ======   ======

Proforma earnings per share                         NA  $ 0.38      N/A
                                                ======  ======   ======

         See accompanying notes to consolidated financial statements.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               For the Years Ended June 30, 1997, 1996 and 1995

                                                                                             Unrealized
                                                                                 Unearned     Gain on
                                                                                 Employee    Securities
                                                                                  Stock      Available
                                           Common      Paid-in      Retained    Ownership      For
                                            Stock      Capital      Earnings       Plan        Sale         Total
                                         ----------   ----------   ----------   ----------   ----------   ----------
                                                                                 (1,000's)
                                         ---------------------------------------------------------------------------
Balance at June 30, 1994                 $        0   $        0   $    2,777   $        0   $       97   $    2,874

Net income                                        0            0           61            0            0           61

Change in unrealized gain
 on securities available for sale                 0            0            0            0           24           24
                                         ----------   ----------   ----------   ----------   ----------   ----------

Balance at June 30, 1995                          0            0        2,838            0          121        2,959

Issuance of common
 shares                                         503        4,060            0         (402)           0        4,161

Cash dividends                                    0            0          (69)           0            0          (69)

Net income                                        0            0          178            0            0          178

Change in unrealized gain on
 securities available for sale                    0            0            0            0           21           21

ESOP shares earned                                0            6            0           46            0           52
                                         ----------   ----------   ----------   ----------   ----------   ----------

Balance at June 30, 1996                        503        4,066        2,947         (356)         142        7,302

Holding company formation and
 stock exchange with bank                      (498)         601         (103)           0            0            0

Cash and declared dividends                       0            0         (149)           0            0         (149)

Net loss                                          0           17         (263)           0            0         (246)

Change in unrealized gain on
 securities available for sale                    0            0            0            0          136          136

ESOP shares earned                                0            9            0           40            0           49
                                         ----------   ----------   ----------   ----------   ----------   ----------

Balance at June 30, 1997                 $        5   $    4,693   $    2,432   $     (316)  $      278   $    7,092
                                         ==========   ==========   ==========   ==========   ==========   ==========

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Years Ended June 30, 1997, 1996 and 1995

                                                                                       Years Ended June 30,
                                                                              ------------------------------------
                                                                                  1997        1996         1995
                                                                              ----------   ----------   ----------
                                                                                            (1,000's)
                                                                              ------------------------------------
 Operating activities:
   Net income (loss)                                                          $     (246)  $      178   $       61
   Adjustments to reconcile net income (loss) to net
    cash (used in) provided by operating activities
     Provision for depreciation                                                      130           55           21
     Provision for loan losses                                                       141           81           50
     Amortization of organization expenses                                             8            0            0
     Amortization of investment value                                                 16            0            0
     Net amortization and accretion of securities                                      1            3            2
     Increase in accrued interest receivable                                        (144)         (46)         (25)
     Increase in prepaid income taxes                                               (102)           0            0
     Increase in organization expense                                                (79)           0            0
     Decrease (increase) in other assets                                              30           59         (170)
     Increase (decrease) in accrued interest payable                                  51          (30)          86
     (Decrease) increase in accrued income taxes                                     (60)         112          (71)
     Increase in accrued expenses                                                    161            0            0
     Increase in accrued dividends                                                    75            0            0
     Increase (decrease) in deferred income taxes                                     81          (16)         (65)
     (Decrease) increase in other liabilities                                       (151)          68          228
     Federal Home Loan Bank stock dividends                                            0            0           (3)
     Stock dividends on securities                                                   (89)        (142)         (91)
     Realized gain on sale of investments                                              0           (2)           0
     Gain on sale of facility                                                          0          (11)           0
     Gain on sale of real estate held for sale                                        (5)           0            0
     ESOP benefit expense                                                             10           12            0
                                                                              ----------   ----------   ----------

      Net cash (used in) provided by operating activities                           (172)         321           23
                                                                              ----------   ----------   ----------
Investing activities:
  Proceeds from securities held to maturity                                            0        3,070        6,243
  Proceeds from matured securities available for sale                              2,012        2,675            0
  Proceeds from sale of securities available for sale                                  0          502            0
  Purchase of securities held to maturity                                           (350)        (379)      (7,510)
  Purchase of securities available for sale                                       (3,191)      (1,156)           0
  Increase in loans receivable                                                   (11,159)     (13,804)        (696)
  Purchase of mortgage loans                                                           0         (500)           0
  Repayment of mortgage-backed securities                                            369          323          370
  Sale of originated loans                                                         1,868            0           51
  Proceeds from sale of facility                                                       0           13            0
  Proceeds from sale of real estate held for sale                                      9            0            0
  Purchase of premises and equipment                                              (1,610)      (1,002)         (92)
                                                                              ----------   ----------   ----------

      Net cash used in investing activities                                      (12,052)     (10,258)      (1,634)
                                                                              ----------   ----------   ----------



               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Years Ended June 30, 1997, 1996 and 1995

                                                                                     Years Ended June 30,
                                                                             -------------------------------------
                                                                              1997           1996           1995
                                                                             -------        ------         -------
                                                                                           (1,000's)
                                                                             -------------------------------------

Financing activities:
 Net increase in deposits                                                    $ 7,114        $3,845          $  916
 Advances from Federal Home Loan Bank                                          6,350         1,608               0
 Decrease in advances from borrowers
  for taxes and insurance                                                        (12)         (198)             (4)
 Proceeds from Employee Stock Ownership Plan loan                                  0           402               0
 Repayment of Employee  Stock Ownership Plan loan                                (40)          (46)              0
 Allocated shares of ESOP  stock                                                  40            46               0
 Proceeds from issuance of common stock                                            0         4,563               0
 Purchase of employee  stock ownership plan stock                                  0          (402)              0
 Cash dividends                                                                 (149)          (75)              0



    Net cash provided by financing activities                                 13,303         9,743             912
                                                                             -------        ------          ------

    Increase (decrease) in cash and cash equivalents                           1,079          (194)           (699)

Cash and cash equivalents at beginning of year                                 1,396         1,590           2,289
                                                                             -------        ------          ------

Cash and cash equivalents at end of year                                     $ 2,475        $1,396          $1,590
                                                                             =======        ======          ======

Supplemental disclosures:
  Additional cash flows information:
   Cash paid for:
    Interest on deposits, advances and other borrowings                      $ 2,183        $1,717          $1,330
    Income taxes                                                             $    10        $   15             204

Schedule of noncash investing activities:
  Stock dividends were distributed by the
   Federal Home Loan Bank of Chicago                                         $     0        $    0          $    3
  Investment securities transferred to available for sale                    $     0        $6,364          $    0
  Unrealized gain on securities available for sale                           $   211        $   30          $   37
  Deferred taxes on unrealized gain on securities available for sale         $    75        $    9          $   13
  Dividends declared but unpaid                                              $    75        $    0          $    0


               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

Description of the Business

On April 7, 1994, the board of directors of the Bank adopted a plan of conversion whereby the Bank would convert to a federal stock savings bank. The conversion was completed on September 28, 1995 with the issuance of 502,550 shares of the Bank's common stock at a price of $10.00 per share. Total proceeds from the conversion of $4,563,000, net of costs relating to the conversion of $462,500, have been recorded as common stock and additional paid-in capital. The Bank articles of incorporation authorizes the issuance of up to 1,000,000 shares of serial preferred stock, which may be issued with certain rights and preferences. As of June 30, 1997 and 1996, no preferred stock has been issued.

On April 21, 1997, Illinois Guarantee Savings Bank, FSB changed from a federal stock savings bank to a state chartered bank. The Bank also changed its name to Illinois Community Bank.

Illinois Community Bancorp, Inc. ("Company") was organized by the Bank to be a financial institution holding company. The Company was organized at the direction of the Bank to acquire all of the capital stock of the Bank, on a one to one exchange basis, upon the consummation of the reorganization of the Bank into the holding company form of ownership, the reorganization was approved by the shareholders of the Bank on July 23, 1996 and was completed on September 27, 1996. The Company was authorized to issue 4,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 of serial preferred stock, $0.01 par value per share. The Company incurred $79,000 of organization cost during the reorganization. Amortization of the organization cost, over five years, was $8,000 for the year ended June 30, 1997.

After reorganization, the Company invested in two newly formed corporations. These corporations are Illinois Leasing Corporation (ILC) and Illinois Financial Corporation (IFC). Illinois Leasing Corporation was formed to provide leasing services to the Bank's market area and Illinois Financial Corporation will provide financial services in the future. These two corporations along with the wholly owned subsidiary, Illinois Community Bank (the Bank) have been included in the consolidated financial statements.

The Bank is a state bank operating offices located in Effingham County. The principal business of the Bank historically consists of attracting deposits from the general public and investing these deposits in loans secured by first mortgages on single-family residences in the Bank's market area. The Bank's Trust and Investment Management Center began operations in April, 1997. Full service brokerage and investment management services, offered at the bank through PRIMEVEST Financial Services, allows the Bank to serve customers' investment and financial planning needs.

Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Illinois Community Bank, Illinois Leasing Corporation, and Illinois Financial Corporation. All material intercompany transactions and accounts have been eliminated.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of consolidated financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all cash, daily interest demand deposits, federal funds sold, and interest bearing deposits and securities having original maturities of three months or less to be cash equivalents.

Securities Held to Maturity

Securities classified as held to maturity are those debt securities the Company has the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, which are recognized in interest income using the interest method over the period to maturity.

Securities Available for Sale

Securities classified as available for sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and marketable equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost, adjusted for amortization of premium and accretion of discounts, which are recognized in interest income using the interest method over their contractual lives, results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans and Allowance for Loan Losses

Loans are considered a held to maturity asset and, accordingly, are carried at
historical cost.    Loans are stated at the amount of unpaid principal, reduced by unearned discounts, allowances for loan losses, loans in process, loans participated to other financial institutions, and deferred loan origination fees. Unearned discounts on nonmortgage installment loans are recognized as income over the term of the loan by the interest method. Interest on all other mortgage and nonmortgage loans is calculated by using the simple interest method on the unpaid principal outstanding. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method when in excess of loan origination cost. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. An allowance for loan losses has been established for loans through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

Loans and Allowance for Loan Losses

The determination to discontinue the accrual of interest is based on a review of each loan. Generally, the accrual of interest is discontinued on all loans greater than 90 days past due, including a loan impaired under SFAS No. 114, as to principal or interest, unless in management's opinion, collection of both principal and interest is assured by way of collateralization, guaranties or other security and the loan is in the process of collection. Such interest is either charged off or reserved through an allowance account. If amounts are received on loans for which the accrual of interest has been discontinued, a determination is made as to whether payments received should be recorded as a reduction of the principal balance or as interest income. The loan is returned to accrual status when, in management's judgment, the borrower has demonstrated the ability to make periodic interest and principal payments on a timely basis.

Real Estate Held for Sale and Foreclosed Real Estate

Direct investments in real estate properties held for sale are carried at the lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value. The real estate held for sale as of June 30, 1997 and 1996 consists of undeveloped lots which are considered as a real estate equity investment because of the holding period. One of these undeveloped lots was sold March 18, 1997 at a sales price of $9,000, with a recognized gain of $5,000.

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

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

Earnings Per Share

Earnings per share calculation for the year ended June 30, 1997 has been based on the net income and the weighted average number of shares outstanding of 468,478, as if the Company had been in existence since the beginning of the year. For purposes of this calculation, the number of shares purchased by the ESOP Plan, which have not been allocated to the participant accounts, are not assumed to be outstanding.

The Bank converted from a mutual savings bank to a stock savings bank on September 28, 1995. Earnings per share for 1996 were computed by dividing net income of $140,000 from September 30, 1995 through June 30, 1996 by the weighted average common stock shares outstanding of 464,377 for the period. Earnings from September 28, 1995 through September 30, 1995 were considered insignificant on the earnings per share calculation. Proforma earnings per share were computed by dividing the net income of $178,000 for the year ended June 30, 1996 by the average shares outstanding, since the conversion to stock, of 464,377 for the period. The proforma earnings per shares calculation does not reflect the proforma effects of the stock offering being received at the beginning of the year. Only allocated ESOP shares are considered in the calculation of earnings per share. Earnings per share amounts have not been presented for the year ended June 30, 1995, which was prior to the stock conversion.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such instruments are recorded in the consolidated financial statements when they become payable.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Amounts presented in prior year consolidated financial statements have been reclassified to conform to the 1997 presentation.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

In August 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities using a financial-components approach that focuses on control of the asset or liability. It requires that an entity recognize only assets it controls and liabilities it has incurred and should derecognize assets only when control has been surrendered and derecognize liabilities only when they have been extinguished. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company plans to adopt this Statement on July 1, 1997 without any material impact on its consolidated financial statements. In December of 1996, the FASB issued SFAS No. 127, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which defers the effective date of SFAS No. 125 for one year.

In February of 1997, the FASB issued SFAS No. 128, "Earnings Per Share," that specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS is effective for financial statements ending after December 15, 1997. The Company does not anticipate implementation of SFAS No. 128 will have a material effect on its earnings per share computation.

In February of 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," that specifies standards for disclosing information about an entity's capital structure. SFAS is effective for financial statements ending after December 15, 1997. The Company does not anticipate implementation of SFAS No. 129 will have any disclosure effect on its financial statements.

In June of 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires classification of items of other comprehensive income by their nature in the financial statements and display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. This statement is effective for fiscal years beginning after December 31, 1997 and the Company will implement this for its year ended June 30, 1999.

In June of 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments in annual financial statements and requires that those businesses report selective information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for fiscal years beginning after December 31, 1997. This statement requires disclosure in information in the financial statements and the Company will implement this for their year ended June 30, 1999.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note B.  Securities

Securities available-for-sale are summarized as follows:

                                                            June 30, 1997
                                         ----------------------------------------------------
                                                          Gross         Gross     Approximate
                                           Amortized    Unrealized   Unrealized      Market
                                             Cost          Gains       Losses        Value
                                         ------------  -----------  -----------  ------------
                                                              (1,000's)
                                         ----------------------------------------------------

U.S. Treasury                            $        899  $         1  $         0  $        900
Obligations of other U.S. government
 agencies                                       2,906            5           10         2,901
State and municipal obligations                   385            3            0           388
Asset Management Adjustable Rate Fund           1,500            0            3         1,497
Mortgage-backed securities
  FHLMC                                           406            6            7           405
  FNMA                                            238            3            0           241
  GNMA                                            753           23            0           776
FHLMC stock                                        12          407            0           419
FHLB stock, at cost                               398            0            0           398
                                         ------------  -----------  -----------  ------------

                                         $      7,497  $       448  $        20  $      7,925
                                         ============  ===========  ===========  ============


                                                          June 30, 1997
                                         ----------------------------------------------------
                                                           Gross        Gross     Approximate
                                           Amortized    Unrealized   Unrealized     Market
                                             Cost          Gains       Losses       Value
                                         ------------  -----------  -----------  ------------
                                                                (1,000's)
                                         ----------------------------------------------------
U.S. Treasury                            $      1,478  $         2  $         1  $      1,479
Obligations of other U.S. government
 agencies                                       1,498            0           21         1,477
State and municipal obligations                   207            0            3           204
Asset Management Adjustable Rate Fund           1,500            0           12         1,488
Mortgage-backed securities
  FHLMC                                           584            3           11           576
  FNMA                                            249            3            0           252
  GNMA                                            933           17            5           945
FHLMC stock                                        12          245            0           257
FHLB stock, at cost                               214            0            0           214
                                         ------------  -----------  -----------  ------------

                                         $      6,675  $       270  $        53  $      6,892
                                         ============  ===========  ===========  ============

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

   The amortized cost and approximate market value of securities available for sale at June 30, 1997 and 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because securities may have a call provision.

                                                  June 30, 1997           June 30, 1996
                                             ----------------------  ------------------------
                                                        Approximate               Approximate
                                             Amortized    Market      Amortized     Market
                                               Cost        Value        Cost        Value
                                             ---------  -----------   ---------   -----------
                                                                (1,000's)
                                             ------------------------------------------------

   Due within one year                          $  813       $  811      $2,801        $2,782
   Due after one year through five years         3,926        3,949       1,145         1,144
   Due after five years through ten years          848          852         616           618
   Due after ten years                           1,910        2,313       2,113         2,348
                                                ------       ------      ------        ------

                                                $7,497       $7,925      $6,675        $6,892
                                                ======       ======      ======        ======

   The Company exercised a one-time option to transfer all of its securities from held to maturity to available for sale. This transfer was done in December 1995 and the amortized cost and approximate market value at time of transfer was $6,364,000 and $6,424,000, respectively, which reduced stockholders' equity by $40,000, net of income tax.

   The only investment classified as held to maturity as of June 30, 1997 and 1996 is an interest in a limited partnership, Boston Capital Corporation Tax Credit Fund V of $633,000 and $299,000, respectively. The Company purchased a one unit investment in this Fund of Class A limited partnership interest. The one unit cost was $788,000 with first installment paid with the purchase. The balance is due as follows:

                       Amount
                      (1,000's)
                      ---------

   April 1, 1997         $ 44
   October 1, 1997         95
                         ----

                         $139
                         ====

   It is the intent of the partnership to invest in qualified affordable housing programs to generate Federal Housing Tax Credits. The Company intends to account for this investment using the amortized cost method. This method requires amortizing the excess of the carrying value over its estimated residual value at the close of the tax credit realization. Annual amortization is proportional to the realization of the tax credits. The limited partnership files a tax return on a calendar basis. Based on the limited partnership 1996 tax year, the Bank was entitled to $25,000 of tax credits and record amortization of the investment carrying value of $16,000. The April 1, 1997 installment was partially funded per the request of the investment partnership.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

  The amortized cost and approximate market value of securities held to maturity at June 30, 1997 and 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because securities may have a call provision.

                                                      June 30, 1997                  June 30, 1996
                                            --------------------------------  ----------------------------
                                                                 Approximate                  Approximate
                                                 Amortized         Market       Amortized       Market
                                                   Cost             Value         Cost           Value
                                            -------------------  -----------  -------------  -------------
                                                                      (1,000's)
                                            --------------------------------------------------------------
  Due within one year                              $  0             $  0           $  0          $  0
  Due after one year
   through five years                                 0                0              0             0
  Due after five years
   through ten years                                  0                0              0             0
  Due after ten years                               633              633            299           299
                                                   ----             ----           ----          ----

                                                   $633             $633           $299          $299
                                                   ====             ====           ====          ====


  Proceeds from sales of securities, gross gains and gross losses from such sales for the years ended June 30, 1997, 1996 and 1995 were as follows:

                                                                         Year Ended June 30,
                                                                 -------------------------------------
                                                                   1997           1996           1995
                                                                  ------         ------         ------
                                                                                (1,000's)
                                                                 -------------------------------------

  Proceeds from sales                                                $   0          $ 502          $   0
                                                                     =====          =====          =====

  Gross gains                                                        $   0          $   2          $   0
  Gross losses                                                           0              0              0
                                                                     -----          -----          -----

                                                                     $   0          $   2          $   0
                                                                     =====          =====          =====

  Securities at June 30, 1997 and 1996, respectively, with carrying amounts of $500,000 and $501,000, and approximate market values of $499,219 and $502,000 were pledged to secure public deposits and for other purposes as required or permitted by law.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C.  Loans Receivable

Loans receivable consisted of the following:

                                                      June 30,
                                                 -----------------
                                                   1997      1996
                                                 -------   -------
                                                     (1,000's)
                                                 -----------------
   Real estate loans:
     One to four family residential              $25,984   $22,952
     Multi-family residential                      1,293     1,036
     Agricultural                                    338     1,839
     Commercial                                    8,542     3,604
     Construction: One to four residential           152     1,015
     Multi-family residential                          0       292
                                                 -------   -------
                                                  36,309    30,738
   Other loans:
     Commercial business                           2,403     1,044
     Commercial leasing                              498       137
     Automobile                                    4,509     3,800
     Other                                         1,882       610
                                                 -------   -------
                                                  45,601    36,329
    Less:
     Loans in process                                  0         6
     Allowance for losses                            351       227
     Deferred loan fees                               31        27
                                                 -------   -------

                                                 $45,219   $36,069
                                                 =======   =======

The Company participated in a commercial loan during the year ended June 30, 1997 with the original participation amount of $100,000. The loan participation balance at June 30, 1997 and 1996 was $346,000 and $297,000, respectively. During the current year, the Bank originated and sold loans to FHLMC of approximately $1,768,000 of single family residences at a premium of $18,000. The balance of these loans, at June 30, 1997, amounted to approximately $1,539,000. The balances for the participation loans and the loans sold to FHLMC have been netted against total loans at June 30, 1997 and 1996.

During the current year, the Company formed Illinois Leasing Corporation with an initial investment of $525,000. The leasing corporation was formed to provide leasing services, primarily commercial operating leases, in the Bank's market area. For the year ended June 30, 1997, Illinois Leasing Corporation originated thirteen leases with an outstanding balance of $313,000 at June 30, 1997.

Changes in allowance for loan losses are as follows:

                                                   June 30,
                                            ----------------------
                                             1997    1996    1995
                                            ------  ------  ------
                                                   (1,000's)
                                            ----------------------

 Balance                                    $ 227    $ 175   $ 125
 Amount charged to provision                  141       81      50
 Recoveries                                     0        0       0
 Loans charged off                             17       29       0
                                            -----    -----   -----

    Balance                                 $ 351    $ 227   $ 175
                                            =====    =====   =====


               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C.  Loans Receivable

   At June 30, 1997 and 1996, the Company had loans totalling $78,000 and $42,000, respectively, which were in nonaccrual status and $98,000 and $309,000, respectively, which were 90 days or more contractually delinquent and still accruing. Additional interest income that would have been recorded on non-accrual loans for the years ended June 30, 1997, 1996 and 1995 had they performed in accordance with their original terms throughout each year amounted to approximately $9,000, $3,000 and $0.

   At June 30, 1997 and 1996, the amount recorded on loans that were considered to be impaired under SFAS No. 114 was $78,000 and $42,000, respectively. There has been no specific allowance associated with these loans as determined in accordance with SFAS No. 114. The average recorded investment in impaired loans during the years ended June 30, 1997 and 1996 amounted to approximately $23,000 and $42,000, respectively, and recognized interest income of $4,000 and $0, respectively.

   Weighted average interest rates on loans, consisted of the following:

                                                                  June 30,
                                                           ----------------------
                                                            1997     1996   1995
                                                           -------  ------  -----

   Mortgage loans                                            8.04%   7.65%  7.79%
   Other loans                                               8.71%   9.20%  8.78%
     Total loans                                             8.18%   8.07%  7.99%

Note D.  Accrued Interest Receivable

   Accrued interest receivable consisted of the following:

                                                               June 30,
                                                           ---------------
                                                            1997     1996
                                                           ------   ------
                                                              (1,000's)
                                                           ---------------
   Loans                                                     $385     $240
   Securities                                                  68       69
                                                             ----     ----
                                                             $453     $309
                                                             ====     ====

Note E.  Premises and Equipment

   Premises and equipment consisted of the following:

                                                               June 30,
                                                           ---------------
                                                            1997     1996
                                                           ------   ------
                                                              (1,000's)
                                                           ---------------
   Land                                                    $  450   $  445
   Office building                                          1,733      681
   Furniture and equipment                                  1,062      509
                                                           ------   ------
                                                            3,245    1,635
   Accumulated depreciation                                  (503)    (373)
                                                           ------   ------

                                                           $2,742   $1,262
                                                           ======   ======


               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note E.  Premises and Equipment

  Depreciation included in the consolidated statements of income amounted to $130,000, $55,000 and $21,000 for the years ended June 30, 1997, 1996 and
  1995, respectively.

  The Company completed its new branch facility in January of 1997. Included in the buildings is $32,000 of capitalized interest from the 1997 building project. Amortization of capitalized interest, which is included in occupancy and equipment expense, amounted to $2,000 for the year ended June 30, 1997. Depreciation, which is included in the $130,000, amounted to $51,000 for the year ended June 30, 1997.

  In November of 1995, the Bank sold their Palestine, Illinois facility. The Palestine facility was closed in 1992. The Bank sold this facility for $13,000 and realized a gain on the sale of $11,000.

Note F.  Deposit Analysis

  Deposits and weighted average interest rates are summarized as follows:

                                                                    June 30,
                                                   -------------------------------------------
                                                            1997                    1996
                                                   -------------------     -------------------
                                                              Weighted                Weighted
                                                              Average                 Average
                                                    Amount      Rate        Amount      Rate
                                                   --------   --------     --------   --------
                                                    1,000's                 1,000's
                                                   --------                --------

         Non-interest bearing                      $  2,419        .00%    $    873        .00%
         NOW accounts                                 2,076       4.14%       1,300       2.92%
         Money market                                 2,457       3.00%       2,431       4.04%
         Passbook                                    11,004       4.62%       4,911       3.56%
         Certificates                                25,706       5.52%      27,033       5.38%
                                                   --------                --------

         Totals                                    $ 43,662       4.78%    $ 36,548       4.83%
                                                   ========                ========

  Certificates had the following remaining maturities:

                                                                  June 30, 1997
                                                   -------------------------------------------
                                                                 One         Two       After
                                                   Less Than   to Two      to Three    Three
    Rate                                           One Year     Years       Years      Years     Totals
    ----                                           --------   --------     --------   --------   --------
                                                                           1,000's
                                                   ------------------------------------------------------
  2 -  3.99%                                       $    100   $      0    $       0   $     21   $    121
  4 -  5.99%                                         15,666      4,720          869        671     21,926
  6 -  7.99%                                            248      1,473        1,408        488      3,617
  8 -  9.99%                                             42          0            0          0         42
                                                   --------   --------     --------   --------   --------

                                                   $ 16,056   $  6,193     $  2,277   $  1,180   $ 25,706
                                                   ========   ========     ========   ========   ========


               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note F.  Deposit Analysis

                                                                     June 30, 1996
                                                 ---------------------------------------------------------
                                                                One         Two        After
                                                 Less Than     to Two     to Three     Three
   Rate                                           One Year     Years       Years       Years      Totals
   ----                                          ---------   ---------   ---------   ---------   ---------
                                                                           1,000's
                                                 ---------------------------------------------------------
  2 -  3.99%                                     $       8   $       0   $       0   $       0   $       8
  4 -  5.99%                                        18,720       4,534       1,172         173      24,599
  6 -  7.99%                                           241         411         914         818       2,384
  8 -  9.99%                                             0          42           0           0          42
                                                 ---------   ---------   ---------   ---------   ---------

                                                 $  18,969   $   4,987    $  2,086   $     991   $  27,033
                                                 =========   =========    ========   =========   =========

Interest expense on deposits is summarized as follows:

                                                                                Years Ended June 30,
                                                                         ---------------------------------
                                                                            1997       1996        1995
                                                                         ---------   ---------   ---------
                                                                                     (1,000's)
                                                                         ---------------------------------
  Passbook                                                               $     230   $     158   $     152
  Demand deposits                                                              159         130          74
  Certificates                                                               1,506       1,364       1,190
                                                                         ---------   ---------   ---------

                                                                         $   1,895   $   1,652   $   1,416
                                                                         =========   =========   =========

  For financial statement purposes, the Company records interest expense on deposits net of early withdrawal penalties which amounted to $0, $5,000 and $5,000 for the years ended June 30, 1997, 1996 and 1995, respectively.

  At June 30, 1997 and 1996, the Company had $2,423,000 and $2,287,000,
  respectively, of deposit accounts with balances of $100,000 or more. The Company did not have brokered deposits at June 30, 1997 or 1996. Deposits in excess of $100,000 are not federally insured.

  The Company has pledged mortgage-backed certificates and securities, when requested by depositors, for deposits of $100,000 or more.

Note G.  Federal Home Loan Bank Advances

  The Company entered into a FHLB advance agreements on December 19, 1995. This agreement covered terms for FHLB advances and collateral requirements. The advances are secured by FHLB stock and a portion of qualified mortgage loans of the Company. The Company had $7,958,000 and $1,608,000 in advances with $35,000 and $7,000 of accrued interest payable as of June 30, 1997 and 1996, respectively.

  At June 30, 1997, the advances consisted of the following:

      Fixed rate advance maturing February 21, 2000 at 5.48% rate of interest, payable monthly, in the amount of $1,500,000.

      Fixed rate advance maturing July 15, 1997 at 5.72% rate of interest, payable monthly, in the amount of $1,468,000.

      Daily advance at June 30, 1997 of $4,990,000 at 6.74% rate of interest which can adjust daily.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note G.  Federal Home Loan Bank Advances

  At June 30, 1997, the advances consisted of the following:

       Fixed rate advance maturing February 21, 2000 at 5.48% rate of interest, payable monthly, in the amount of $1,500,000.

       Fixed rate advance maturing July 15, 1997 at 5.72% rate of interest, payable monthly, in the amount of $1,468,000.

       Daily advance at June 30, 1997 of $4,990,000 at 6.74% rate of interest which can adjust daily.

  At June 30, 1996, the advances consisted of the following:

       One year fixed rate advance maturing April 29, 1997 at 5.93% rate of interest, payable monthly, in the amount of $790,000.

       One year fixed rate advance maturing May 16, 1997 at 5.98% rate of interest, payable monthly, in the amount of $468,000.

       Daily advance of $350,000 at 5.50% rate of interest which can adjust daily. The Bank received its first advance on June 18, 1996 for $200,000 and had an additional borrowing on June 24, 1996 to $350,000.

  The average outstanding balance on the advances was $5,412,000 and $205,000, with weighted average interest rate of 5.75% and 5.83% for the years ended June 30, 1997 and 1996, respectively. Interest expense on the advances amounted to $311,000, $12,000, and $0 for the years ended June 30, 1997, 1996, and 1995, respectively.

Note H.  Regulatory Matters

  The Company is regulated by the Board of Governors of the Federal Reserve System ("FRB") and is subject to securities registration and public reporting regulations of the Securities and Exchange Commission. The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Illinois Commissioner of Banks and Real Estate (the "Commissioner").

  The Bank is subject to the capital requirements of the FDIC and the Commissioner. The FDIC requires the Bank to maintain minimum ratios of Tier 1 capital to total risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Tier 1 capital consists of total shareholders' equity calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier 1 capital plus certain adjustments, the only one of which is applicable to the Bank is the allowance for possible loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to a FDIC leverage capital requirement, which calls for a minimum ratio of Tier 1 capital (as defined above) to quarterly average total assets of 3% to 5%, depending on the institution's composite ratings as determined by its regulators.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note H.  Regulatory Matters

   At June 30, 1997 and 1996, the Bank was in compliance with all of the aforementioned capital requirements as summarized below.

                                                                                                               At June 30,
                                                                                                        -------------------------
                                                                                                           1997          1996
                                                                                                        -----------   -----------
                                                                                                                (1,000's)
                                                                                                        -------------------------
   Tier I Capital:
     Common stockholders' equity                                                                        $     6,499   $     7,302
     Unrealized holding loss (gain) on securities
      available for sale                                                                                       (278)         (142)
     Real estate held for sale                                                                                  (45)          (49)
                                                                                                        -----------   -----------
        Total Tier I capital                                                                            $     6,176   $     7,111
                                                                                                        ===========   ===========
   Tier II Capital:
     Total Tier I capital                                                                               $     6,176   $     7,111
     Qualifying allowance for loan losses                                                                       302           227
                                                                                                        -----------   -----------
        Total capital                                                                                   $     6,478   $     7,338
                                                                                                        ===========   ===========
   Risk-weighted assets                                                                                 $    39,244   $    28,894
   Fourth quarter average assets                                                                        $    57,520   $    41,603


                                                                                                          To be Well Capitalized
                                                                                                             under the Prompt
                                                                              For Capital                   Corrective Action
                                                   Actual                   Adequacy Purposes                  Provisions
                                         -------------------------     ---------------------------     ---------------------------
                                           Amount         Ratio          Amount           Ratio           Amount          Ratio
                                         -----------   -----------     -----------     -----------     -----------     -----------
As of June 30, 1997:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)              $     6,478         16.51%    $     3,140     >       8.0%    $     3,924     >       10.0%
 Tier I Capital                                                                        -                               -
  (to Risk-Weighted Assets)                    6,176         15.74%          1,570     >       4.0%          2,355     >        6.0%
 Tier I Capital                                                                        -                               -
  (to Average Assets)                          6,176         10.74%          2,301     >       4.0%          2,876     >        5.0%
As of June 30, 1996:                                                                   -                               -
 Total Risk-Based Capital
  (to Risk-Weighted Assets)                    7,338         24.40%          2,312     >       8.0%          2,889     >       10.0%
 Tier I Capital                                                                        -                               -
  (to Risk-Weighted Assets)                    7,111         24.61%          1,156     >       4.0%          1,734     >        6.0%
 Tier I Capital                                                                        -                               -
  (to Average Assets)                          7,111         17.10%          1,664     >       4.0%          2,080     >        5.0%
                                                                                       -                               -

At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account will be maintained for the benefit of eligible account holders and the supplemental eligible accounts holders who continue to maintain their accounts in the Bank after the conversion on September 27, 1995. In the event of a complete liquidation, each eligible and the supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. With the reorganization completed on September 27, 1996, this liquidation account became part of stockholders' equity for the Company under the same terms and conditions as if the reorganization had not occurred. The Company may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below applicable regulatory capital requirements or below the special liquidation account.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note H.  Regulatory Matters

   Subject to applicable law, the Boards of Directors of the Company and the Bank may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations of the Commissioner, the Bank may not declare or pay a cash dividend if its stockholder's equity would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulary capital requirements imposed by federal and state regulations. The Bank may not declare or pay a cash dividend to the Company in excess of 100% of its net income to date, less dividends paid, during the current calendar year plus the two preceding year's net income less any dividends paid or declared during the two period years without prior regulatory approval.

   Retained earnings at June 30, 1997 includes approximately $181,000 for which federal income tax has not been provided, which is adjusted annually. The Bank is allowed a special bad debt deduction limited generally to 8 percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $62,000.

Note I.  Income Tax

   The components of the provision for income taxes are summarized as follows:

                            Years Ended June 30,
                          ------------------------
                           1997     1996     1995
                          ------   ------   ------
                                 (1,000's)
                          ------------------------
 Currently: Federal        ($155)    $ 96     $ 86
            State              0        0        0
 Deferred:  Federal            8        5      (73)
            State              0       10       (6)
                           -----     ----     ----

                           ($147)    $111     $  7
                           =====     ====     ====

Income tax expense (benefit) for the years ended June 30, 1997, 1996, and 1995 has been provided at an effective rate of approximately (37.32%), 38.40% and 10.29%, respectively. An analysis of such expense for the three years setting forth the reasons for the variations from the federal statutory rates is as follows:

                                                              Years Ended June 30,
                                                            ------------------------
                                                             1997     1996     1995
                                                            ------   ------   ------
                                                                   (1,000's)
                                                            ------------------------
    Computed tax at statutory rates                          ($134)    $ 99      $12
    Increase (decrease) in tax expense resulting from:
       Tax credits                                             (25)       0        0
       Tax exempt income - net                                  (3)      (4)      (5)
       Other                                                    15       16        0
                                                             -----     ----      ---

    Income tax expense (benefit)                             ($147)    $111      $ 7
                                                             =====     ====      ===

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I.  Income Tax

  The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at June 30, 1997 and 1996 are as follows:

                                              June 30,
                                         -----------------
                                          1997      1996
                                         -------   -------
                                              (1,000's)
                                         -----------------
      Deferred tax assets:
       Allowance for loan losses         $    32   $     6
       Deferred loan fees                      6        11
       Severance agreement                    30        80
       Other                                   1         1
                                         -------   -------
                                              69        98
                                         -------   -------
      Deferred tax liabilities:
        Unrealized gains on
         securities available for sale       149        76
        FHLB stock                             9        17
        Premises and equipment                 8        18
        Allowance for loan losses              0         0
        Other                                  0         3
                                         -------   -------
                                             166       114
                                         -------   -------

          Net deferred tax liabilities   $    97   $    16
                                         =======   =======

  No valuation allowance was required for deferred tax assets at June 30, 1997 or 1996.

Note J.  Employee Benefit Plans

  The Company had a profit sharing plan and defined contribution pension plan that covered substantially all employees. Contributions to the profit sharing plan were at the discretion of the Board of Directors. Contributions to the defined contribution pension plan are based on a percentage of eligible compensation. Pension cost for both plans included current service costs, which were accrued and funded on a current basis. Pension expense for both plans charged to operations for the years ended June 30, 1995 was $29,000. These plans were terminated during 1996.

  The Company established a director retirement plan, which was effective January 1, 1995, that covers all nonemployee directors. Under this plan, each director will receive a retirement benefit for ten years, following retirement from the Board, based on the product of the benefit percentage, vesting percentage, and $500. Each participant will earn a 5% benefit percentage per each year served. Vesting percentage is 33 1/3% per year served after the date of conversion. Benefit and vesting percentages will be accelerated to 100% for board members with 10 years of service and who have reached age 70, death, disability, or change in control. Upon death of a participant of this plan, a lump sum payment of 50% of the present value of the plan benefit shall be paid to the surviving spouse or estate. Expense for this plan amounted to $25,000 for the year ended June 30 1997.

  During 1996, the Company entered into three year employment contracts with three members of management establishing a base compensation amount and benefits available to these employees. These contracts include a provision for termination, without just cause following, a change in control. If termination occurs within twelve months following a change in control, the employee will receive 2.99 times the base compensation.

  During the current year, the Company has established a 401(k) retirement savings plan for the fiscal year beginning July 1, 1997. The plan includes all employees that meet the plan requirements of hours of service and age limitations. The plan contains a matching provision of 50% of the participant's eligible compensation which does not exceed 4% of compensation. The plan contains a five year vesting schedule after the initial service year. The plan includes all prior years of service with the Company for vesting purposes.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K.  Economic Dependency

  The Company is a nondiscriminatory lender in its market area as defined by the Bank's community reinvestment policy. The Company is a full service bank in Effingham County. The Company has no economic dependency other than the general market area. Concentration of credit risk has been disclosed in Note C concerning lending portfolio.

Note L.  Commitments and Contingencies

  In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the consolidated financial statements of the Company. For the year ended June 30, 1997, the Company accrued $50,000 for settlement of a legal matter with a former employee.

  The Company had outstanding firm commitments to originate mortgage loans as follows:

                                                           June 30,
                                                        --------------
                                                         1997    1996
                                                        ------  ------
                                                          (1,000's)
                                                        --------------
        Fixed rate                                      $2,555  $  624
        Variable rate                                        0     968
                                                        ------  ------

                                                        $2,555  $1,592
                                                        ======  ======

  Interest rate ranges for fixed rate loan commitments at June 30, 1997 and 1996 ranged from 7.75% to 9.50%. Interest rate ranges for variable rate loan commitments at June 30, 1996 were 6.50% to 7.75%. As of June 30, 1997 and 1996, the Company had unused lines of credit in the amount of $2,166,000 and $8,000, respectively.

  There were no outstanding commitments to purchase or sell securities at June 30, 1997 and 1996.

  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

  In September, 1996, the FDIC imposed the one-time assessment on all SAIF insured deposits as of March 31, 1995. The Bank has included the FDIC assessment in the amount of $207,632 as SAIF deposit insurance in the consolidated statements of income for the year ended June 30, 1997.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M.  Related Parties

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

                                                           June 30,
                                                      ------------------
                                                        1997      1996
                                                      --------  --------
                                                           (1,000's)
                                                      ------------------

    Balance                                           $    171  $    160
    New loans                                               61        54
    Repayment                                              (31)      (43)
                                                      --------  --------

    Balance                                           $    201  $    171
                                                      ========  ========

Note N.  Employee Stock Ownership Plan (ESOP)

  In connection with the conversion to the stock form of ownership, the Board of Directors established an employee stock ownership plan (ESOP) for the exclusive benefit of participating employees. Employees age 21 or older who have completed one year of service are eligible to participate. Upon the issuance of the common stock, the ESOP acquired 40,204 shares of $1 par value common stock at the subscription price of $10.00 per share. The Company makes contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with the AICPA's Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares released, and the shares become outstanding for earnings-per-share calculations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt or accrued interest. ESOP compensation expense was $50,000, $52,000 and $0 for the respective years ended June 30, 1997, 1996 and 1995.

  The ESOP shares were as follows:

                                                           June 30,
                                                      -------------------
                                                        1997       1996
                                                      --------   --------
                                                            (1,000's)
                                                      -------------------

      Allocated shares                                   8,643      4,623
      Shares released for allocation                         0          0
      Unallocated shares                                31,561     35,581
                                                      --------   --------
      Total ESOP shares                                 40,204     40,204
                                                      ========   ========
      Fair value of unallocated shares                $387,000   $427,000
                                                      ========   ========

  The ESOP plan shares were purchased by the Bank with the loan proceeds from the Stewardson National Bank. This loan is secured by the ESOP plan shares with quarterly principal payments of $10,000 and accrued interest. The note is for ten years with interest rate of prime plus 1%.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note N.  Employee Stock Ownership Plan (ESOP)

   Following are maturities of the long-term debt:

                                  Amount
                                 ---------
                                 (1,000's)
                                 ---------

          1998                        $ 40
          1999                          40
          2000                          40
          2001                          40
          After June 30, 2001          156
                                      ----

                                      $316
                                      ====

   The balance of the loan was $316,000 and $356,000 with an interest rate of 8.50% and 8.00% at June 30, 1997 and 1996, respectively. Average outstanding balance was $339,000 and $288,000 with a weighted average interest rate of 8.26% and 7.99% for the respective years ended June 30, 1997 and 1996. Interest expense was $28,000, $23,000 and $0 for the respective years ended June 30, 1997, 1996 and 1995.

Note O.  Severance Agreement

   On June 16, 1995, the Company and the past Chief Executive Officer (CEO) entered into a separation agreement. This agreement included the CEO retaining the company car, cash payments for the first three years of the agreement of $64,000 and the next seven years of $14,000 on an annual basis. These payments are to be made monthly, starting in July of 1995, except for the first year in which $20,000 was paid in June of 1995. Health benefits included in the agreement were that the Company would pay the group health, medical, and life insurance benefits for the CEO that are currently provided to the Company's employees. These benefits would cease when the CEO attains age 65. The Company's cost of this termination agreement amounted to a net present value of $226,000, at an 8% discount rate, as of June 30, 1995. This amount is included in other liabilities and in compensation expense at June 30, 1995. As of June 30, 1997 and 1996, this amount was $135,000 and
   $192,000, respectively. Compensation expense has been reduced by $57,000, $34,000 and $0 for the respective years ended June 30, 1997, 1996 and 1995.

Note P.  Stock Options

   The board of directors adopted a stock option and incentive plan which was approved by the stockholders at the annual meeting on July 23, 1996. The Stock Option and Incentive Plan allows the Company to grant incentive or nonqualified stock options to Directors and key employees for an aggregate of 50,225 shares of the Company's common stock, with an exercise price equal to market value of $12.25 per share at the date of the award. The options to purchase shares expires ten years after the grant. Effective with the approval of this plan, options for 49,225 shares of common stock were awarded to key employees and Directors. The options vest at 20% per year with immediate vesting in the case of death, disability, or change in control. At the Company's sole discretion, they may from time to time grant Stock Appreciation Rights "SARs" to employees either in conjunction with, or independently of, any options granted under the plan. SARs granted in tandem with an ISO must have similar terms and price ass the ISO. Exercise of either the SARs or ISO will cancel the other. SARs not in tandem with the ISO, is exercised, will entitle the optionee to receive all or a percent of the difference between the market value of the Company's shares at the time of exercise and market value of the shares at the time of the grant. The exercise price as to the ISO and SARs may not be less than market on the date of the grant. The first grant date for the ISO shares will be July 23, 1997, accordingly there has been no shares exercised or expired for the year ended June 30, 1997.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note P. Stock Options

   The Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", on July 23, 1996. SFAS 123 encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. The resulting compensation cost would be shown as an expense on the income statement. Companies may choose to continue to measure compensation for stock-based plans using the intrinsic method of accounting prescribed by APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to continue the accounting prescribed in APB 25 will be required to disclose in the notes to the financial statements what net income and earnings per share would have been if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company elected to continue to measure compensation cost using APB 25. The proforma net loss and net loss per share amounts were not material to the Company in 1997.

Note Q.  Management Recognition Plan

   The Company approved the establishment of the Management Recognition Plan "MRP" with the objectives to enable the Company to attract and retain personnel of experience and ability in key positions of responsibility. The stockholders approved the MRP at the annual meeting on July 23, 1996. Those eligible to receive benefits under the MRP will be on a discretionary basis and the MRP is a non-qualified plan that will be managed through a separate trust. The Company will contribute sufficient funds to the MRP for the purchase of up to 20,102 shares of common stock. Automatic grants will be made to the nonemployee directors, with two years continuous service prior to the effective plan date, of the lesser of 5% of the plan shares per Director or 30% of the plan shares in the aggregate. Nonemployee directors who join the Board within the two year period before the effective date or after the effective date shall receive up to 2% of the plan shares. These awards will vest 20% on each anniversary date except in the case of participant's death or disability where all shares awarded will vest immediately. The Company intends to expense the MRP awards over the years during which the shares are payable, based on the market value of the common stock at the time of the grant. The Company, on July 8, 1997, purchased 13,400 shares of its stock for $169,000. These shares will be used to fund the MRP. Compensation expense related to the MRP was $52,000 for the year ended June 30, 1997.

Note R.  Fair Value of Financial Instruments

   The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

   For cash and cash equivalents, Federal Home Loan Bank stock and accrued interest receivable, the carrying value is a reasonable estimate of fair value. The fair value of investment securities is based on quoted market prices,, dealer quotes and prices obtained from independent pricing services. The fair value of loans receivable is estimated based on present values using the Bank's current pricing structures to approximate current entry-value interest rates considering anticipated prepayment speeds, maturity and credit risks.

   The fair value of demand deposit accounts, NOW accounts, savings accounts and money market deposits, and fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities at the reporting date. The fair value of FHLB advances and other borrowings are estimated using rates currently available for debt with similar terms and remaining maturities. For advance payments by borrowers for taxes and insurance and accrued interest payable the carrying value is a reasonable estimate of fair value. Commitments are generally made at prevailing interest rates at the time of funding and, therefore, there is no difference between the contract amount and fair value.

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note R.  Fair Value of Financial Instruments

   The fair value estimates presented herein are based on pertinent information available to management as of June 30, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the reporting date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

   The estimated fair value of the Company's financial instruments were are as follows:

                                                                    June 30,
                                                      ------------------------------------
                                                             1997               1996
                                                      -----------------  -----------------
                                                      Carrying   Fair    Carrying   Fair
                                                       Amount    Value    Amount    Value
                                                      --------  -------  --------  -------
                                                                     1,000's
                                                      ------------------------------------
                ASSETS
 Cash and interest bearing deposits                    $ 2,475  $ 2,475   $ 1,396  $ 1,396
 Securities available for sale                           7,925    7,925     6,892    6,892
 Securities held to maturity                               633      633       299      299
 Loans receivable, net                                  45,219   45,306    36,069   36,266
 Accrued interest receivable                               453      453       309      309

              LIABILITIES
 Deposits                                               43,662   42,764    36,548   36,545
 FHLB advances and other borrowings                      8,274    8,241     1,964    1,951
 Advances from borrowers for taxes
  and insurance                                             79       79        91       91
 Accrued interest payable                                  154      154       103      103
 Commitments                                                 0    2,555         0    1,592

Note S.  Parent Company Only Financial Information

   The following condensed statement of financial condition, as of June 30, 1997, and condensed statement of income and cash flows for the period from July 23, 1996 (date of formation) to June 30, 1997, for Community Financial Corp. should be read in conjunction with the consolidated financial statements and the notes herein.

                  CONDENSED STATEMENT OF FINANCIAL CONDITION
                                 June 30, 1997

                                                   (1,000's)
                                                   ---------
               ASSETS

Cash and cash equivalent                              $   91
Investment in Illinois Community Bank                  6,499
Investment in Illinois Leasing Corporation               530
Investment in Illinois Financial Corporation               5
Other Assets                                              94
                                                      ------

    Total Assets                                      $7,219
                                                      ======

   LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses                                      $   52
Dividend declared                                         75
Stockholders' equity                                   7,092
                                                      ------

     Total Liabilities and Stockholders' Equity       $7,219
                                                      ======

               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note S.  Parent Company Only Financial Information

                         CONDENSED STATEMENT OF INCOME
              For the Period from July 23, 1996 to June 30, 1997

                                                     (1,000's)
                                                     ---------
INCOME:
  Interest income                                         $  1
                                                          ----
    Total income                                             1
                                                          ----

EXPENSES:
  Employee benefits                                         52
  Professional fees                                          4
  Other                                                      8
                                                          ----
    Total expense                                           64
                                                          ----

LOSS BEFORE INCOME TAX BENEFIT AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF SUBSIDIARIES                   (63)

INCOME TAX BENEFIT                                         (21)
                                                          ----

LOSS BEFORE EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES                                 (42)

EQUITY OF UNDISTRIBUTED EARNINGS OF SUBSIDIARIES:
  Illinois Community Bank                                 (209)
  Illinois Leasing Corporation                               5
  Illinois Financial Corporation                             0
                                                          ----

      Net Loss                                           ($246)
                                                          ====


               ILLINOIS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note S.  Parent Company Only Financial Information

                       CONDENSED STATEMENT OF CASH FLOWS
              For the Period from July 23, 1996 to June 30, 1997

                                                                (1,000's)
                                                                ---------
OPERATING ACTIVITIES:
  Net loss                                                          ($246)
  Amortization of organization cost                                     8
  Dividends receivable from Illinois Community Bank                   780
  Adjustments to reconcile net loss to net cash provided
    by operating activities:
       Equity in undistributed net loss of subsidiaries               204
       Increase in other assets                                       (23)
       Increase in accrued expenses                                    52
                                                                     ----
         Net cash provided by operating activities                    775
                                                                     ----

INVESTING ACTIVITIES:
  Investment in Illinois Leasing Corporation                         (525)
  Investment in Illinois Financial Corporation                         (5)
  Organization cost incurred                                          (79)
                                                                     ----
         Net cash used in investing activities                       (609)
                                                                     ----

FINANCING ACTIVITIES:
  Dividends paid                                                      (75)
                                                                     ----
         Net cash used in financing activities                        (75)
                                                                     ----

NET INCREASE IN CASH                                                   91

Cash beginning of period                                                0
                                                                     ----

Cash end of Period                                                   $ 91
                                                                     ====


                              BOARD OF DIRECTORS

GERALD E. LUDWIG                         MILTON HINKLE               ERNEST E. GARBE
Chairman of the Board                    Retired                     Retired

DOUGLAS A. PIKE                          FREDERICK C. SCHAEFER       GARRETT M. ANDES, II
President and Chief Executive Officer    Ticket Agent for Greyhound  Self-employed

RONALD R. SCHETTLER                      SCOTT KABBES                MICHAEL F. SEHY
Senior Vice President                    President                   Self-employed
                                         Eaglesoft, Inc.


                              EXECUTIVE OFFICERS

GERALD E. LUDWIG                           RONALD R. SCHETTLER
Chairman of the Board                      Senior Vice President and Secretary

DOUGLAS A. PIKE                            JOHN H. LEONARD
President and Chief Executive              Senior Vice President and Chief
Officer                                    Credit Officer

DONNIE U. DUEKER
Vice President and Trust Officer



                               OFFICE LOCATIONS

       Main Office                             Mid-America Office
       210 E. Fayette Avenue                   1300 Keller Drive
       Effingham, Illinois 62401-3613          Effingham, Illinois 62401



                              GENERAL INFORMATION


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Larsson Woodyard & Henson LLP
702 E. Court Street
Paris, Illinois  61944

SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N.W.  Suite 700
Washington, D.C.  20036

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on November 18, 1997 at 2:00 p..m. at the Ramada Inn on Keller Drive, Effingham, Illinois

TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016
(908) 272-8511

SHAREHOLDER INQUIRIES AND AVAILABILITY OF 10-KSB REPORT

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR THE 1997 ANNUAL MEETING UPON WRITTEN REQUEST TO INVESTOR RELATIONS, ILLINOIS COMMUNITY BANCORP, INC., 210 E. FAYETTE AVENUE, EFFINGHAM, ILLINOIS 62401-3613